                                                                     EXHIBIT 4.6

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           AKAMAI TECHNOLOGIES, INC.,

                          NANTUCKET ACQUISITION CORP.,

                            NINE SYSTEMS CORPORATION

                                       AND

             THE PRINCIPAL STOCKHOLDERS OF NINE SYSTEMS CORPORATION

                                 (NAMED HEREIN)

                                November 17, 2006

                                TABLE OF CONTENTS

                                                                                                              PAGE
ARTICLE I  THE MERGER.......................................................................................   2
   1.1        The Merger....................................................................................   2
   1.2        The Closing...................................................................................   2
   1.3        Actions at the Closing........................................................................   2
   1.4        Additional Action.............................................................................   2
   1.5        Conversion of Shares..........................................................................   2
   1.6        Dissenting Shares.............................................................................   2
   1.7        Exchange of Shares............................................................................   2
   1.8        Fractional Shares.............................................................................   2
   1.9        Options and Warrants..........................................................................   2
   1.10       Adjustment Before and After the Closing.......................................................   2
   1.11       Escrow Arrangements...........................................................................   2
   1.12       Representative................................................................................   2
   1.13       Certificate of Incorporation and By-laws......................................................   2
   1.14       Directors and Officers of the Surviving Corporation...........................................   2
   1.15       No Further Rights.............................................................................   2
   1.16       Closing of Transfer Books.....................................................................   2
   1.17       Withholding Obligations.......................................................................   2
ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................................   2
   2.1        Organization, Qualification and Corporate Power...............................................   2
   2.2        Capitalization................................................................................   2
   2.3        Authorization.................................................................................   2
   2.4        Noncontravention..............................................................................   2
   2.5        Subsidiaries..................................................................................   2
   2.6        Financial Statements..........................................................................   2
   2.7        Absence of Certain Changes....................................................................   2
   2.8        Undisclosed Liabilities.......................................................................   2
   2.9        Tax Matters...................................................................................   2
   2.10       Assets........................................................................................   2
   2.11       Owned Real Property...........................................................................   2
   2.12       Real Property Leases..........................................................................   2
   2.13       Intellectual Property.........................................................................   2
   2.14       Inventory.....................................................................................   2
   2.15       Contracts.....................................................................................   2
   2.16       Accounts Receivable...........................................................................   2
   2.17       Powers of Attorney............................................................................   2
   2.18       Insurance.....................................................................................   2
   2.19       Litigation....................................................................................   2
   2.20       Warranties....................................................................................   2
   2.21       Employees.....................................................................................   2
   2.22       Employee Benefits.............................................................................   2
   2.23       Environmental Matters.........................................................................   2
   2.24       Legal Compliance..............................................................................   2
   2.25       Customers and Suppliers.......................................................................   2
   2.26       Permits.......................................................................................   2

   2.27       Certain Business Relationships With Affiliates................................................     2
   2.28       Brokers' Fees.................................................................................     2
   2.29       Books and Records.............................................................................     2
   2.30       Prepayments, Prebilled Invoices and Deposits..................................................     2
   2.31       Investment Questionnaires.....................................................................     2
   2.32       Government Contracts..........................................................................     2
   2.33       Disclosure....................................................................................     2
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY......................     2
   3.1        Organization and Corporate Power..............................................................     2
   3.2        Authorization of Transaction..................................................................     2
   3.3        Noncontravention..............................................................................     2
   3.4        Broker's Fees.................................................................................     2
   3.5        Investment Representation.....................................................................     2
   3.6        Capitalization................................................................................     2
   3.7        WKSI Status...................................................................................     2
   3.8        Reorganization................................................................................     2
   3.9        Disclosure....................................................................................     2
ARTICLE IV  COVENANTS.......................................................................................     2
   4.1        Closing Efforts...............................................................................     2
   4.2        Governmental and Third-Party Notices and Consents.............................................     2
   4.3        Stockholder Approval..........................................................................     2
   4.4        Operation of Business.........................................................................     2
   4.5        Access to Information.........................................................................     2
   4.6        Notice of Breaches............................................................................     2
   4.7        Exclusivity...................................................................................     2
   4.8        Expenses......................................................................................     2
   4.9        Access to Customers and Suppliers.............................................................     2
   4.10       Listing of Merger Shares......................................................................     2
   4.11       280G Covenant.................................................................................     2
   4.12       FIRPTA........................................................................................     2
   4.13       Indemnification...............................................................................     2
   4.14       Conversion of Indebtedness....................................................................     2
   4.15       Termination of Option Plan....................................................................     2
   4.16       Foreign Qualification.........................................................................     2
ARTICLE V  CONDITIONS TO CONSUMMATION OF MERGER.............................................................     2
   5.1        Conditions to Obligations of the Buyer and the Transitory Subsidiary..........................     2
   5.2        Conditions to Obligations of the Company......................................................     2
ARTICLE VI  INDEMNIFICATION.................................................................................     2
   6.1        Indemnification by the Company Stockholders...................................................     2
   6.2        Indemnification Claims........................................................................     2
   6.3        Survival of Representations and Warranties....................................................     2
   6.4        Limitations...................................................................................     2
ARTICLE VII  REGISTRATION AND LOCK-UP OF SHARES.............................................................     2
   7.1        Stockholder Registration Statement............................................................     2
   7.2        Limitations on Registration Rights............................................................     2
   7.3        Registration Procedures.......................................................................     2
   7.4        Requirements of Company Stockholders..........................................................     2
   7.5        Indemnification...............................................................................     2
   7.6        Assignment of Rights..........................................................................     2
   7.7        Lock-up Agreements............................................................................     2


ARTICLE VIII  TAX MATTERS...................................................  2
   8.1        Preparation and Filing of Tax Returns; Payment of Taxes.......  2
   8.2        Tax Indemnification by the Company Stockholders...............  2
   8.3        Allocation of Certain Taxes...................................  2
   8.4        Cooperation on Tax Matters....................................  2
   8.5        Termination of Tax-Sharing Agreements.........................  2
   8.6        Scope of Article VIII.........................................  2
ARTICLE IX  POST-CLOSING AGREEMENTS.........................................  2
   9.1        Proprietary Information.......................................  2
   9.2        No Solicitation or Hiring of Former Employees.................  2
   9.3        Non Competition Agreement.....................................  2
ARTICLE X  TERMINATION......................................................  2
   10.1       Termination of Agreement......................................  2
   10.2       Effect of Termination.........................................  2
ARTICLE XI  DEFINITIONS.....................................................  2
ARTICLE XII  MISCELLANEOUS..................................................  2
   12.1       Press Releases and Announcements..............................  2
   12.2       No Third Party Beneficiaries..................................  2
   12.3       Entire Agreement..............................................  2
   12.4       Succession and Assignment.....................................  2
   12.5       Counterparts and Facsimile Signature..........................  2
   12.6       Headings......................................................  2
   12.7       Notices.......................................................  2
   12.8       Governing Law.................................................  2
   12.9       Amendments and Waivers........................................  2
   12.10      Severability..................................................  2
   12.11      Submission to Jurisdiction....................................  2
   12.12      Construction..................................................  2

Exhibit A -       Form of Investment Representation Letter
Exhibit B -       Form of Escrow Agreement
Exhibit C -       Form of Shareholder Voting Agreement
Exhibit D -       Form of Opinion of Counsel to the Company and the Company
                  Stockholders
Exhibit E -       Form of Opinion of Counsel to the Buyer

                          AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (the "Agreement") is entered into as of November 17, 2006, by and among Akamai Technologies, Inc., a Delaware corporation (the "Buyer"), Nantucket Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), Nine Systems Corporation, a Delaware corporation (the "Company"), and Wren Holdings, L.L.C., Cameron Family Partnership, L.P., Janney Montgomery & Scott, Inc., as custodian under SEP fbo Andrew T. Dwyer, Janney Montgomery & Scott, Inc., as custodian under IRA fbo Andrew T. Dwyer, Javva Partners LLC and Catalyst Investors, L.P. (each a "Principal Stockholder" and, collectively, the "Principal Stockholders"). The Buyer, the Transitory Subsidiary, the Company and the Principal Stockholders are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

      This Agreement contemplates a merger of the Transitory Subsidiary into the Company. In such merger, (a) the Company Stockholders will receive Buyer Common Shares or cash, as set forth in this Agreement, in exchange for their capital stock of the Company and (b) options and warrants to acquire common stock of the Company will become options and warrants to acquire Buyer Common Shares. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code.

      Concurrently with the execution of this Agreement, certain of the Company's employees are entering into agreements with the Buyer regarding retention arrangements and certain of the Company's employees are entering into non-competition and non-solicitation agreements with the Buyer.

      The Parties intend that, as soon as practicable following the execution of this Agreement, certain stockholders of the Company will cause written consents to approve the transactions contemplated by this Agreement to be executed by themselves or by their proxy holders.

      Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows.

                                   ARTICLE I
                                   THE MERGER

      1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

      1.2 The Closing. The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, commencing at 9:00 a.m. local time on the Closing Date.

      1.3 Actions at the Closing. At the Closing:

            (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in
Section 5.1;

            (b) the Buyer and the Transitory Subsidiary shall deliver to the Representative the various certificates, instruments and documents referred to in Section 5.2;

            (c) the Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

            (d) the Buyer or the Surviving Corporation shall deliver to the Exchange Agent (i) a certificate for the aggregate Initial Merger Shares in accordance with Sections 1.5(e) and 1.7(a) and (ii) an amount in cash equal to the aggregate Cash Merger Consideration in accordance with Sections 1.5(f) and 1.7(a); and

            (e) the Buyer, the Representative and the Escrow Agent shall execute and deliver the Escrow Agreement, and the Buyer shall deliver to the Escrow Agent a certificate for the Escrow Shares being placed in escrow on the Closing Date pursuant to Section 1.11.

      1.4 Additional Action. The Surviving Corporation may, at any time from and after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate and give effect to the transactions contemplated by this Agreement.

      1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

            (a) Each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Common Shares held in the Company's treasury) owned of record by a holder who has prior to the Effective Time delivered an Investment Representation Letter substantially in the form attached hereto as Exhibit A shall be converted into and represent the right to receive (subject to the provisions of Sections 1.10 and 1.11) a fraction of a share (the "Common Conversion Ratio") of Buyer Common Shares as is equal to the result obtained by dividing (i) the Share Merger Consideration (as adjusted pursuant to Sections 1.10(a)(i) and 1.10(a)(ii) hereof), minus the Employee Amount and the Loan Amount, by (ii) the Total Company Shares. The Common Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, reorganization, recapitalization or reclassification of capital stock or similar event affecting the Buyer Common Shares between the date hereof and the Effective Time.

            (b) Each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Common Shares held in the Company's treasury) owned of record by a holder who has not prior to the Effective Time delivered an Investment Representation Letter substantially in the form attached hereto as Exhibit A shall be converted into and represent the right to receive (subject to the provisions of Sections 1.10(a)(i) and 1.10(a)(ii) hereof) cash in an amount equal to the product obtained by multiplying (i) the Common Conversion Ratio by (ii) the Buyer Share Price.

            (c) Each Preferred Share issued and outstanding immediately prior to the Effective Time (other than Preferred Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Preferred Shares held in the Company's treasury) shall be converted into and represent the right to receive (subject to the provisions of Sections 1.10 and 1.11) such number of shares of Buyer Common Shares as is equal to the result obtained by multiplying the Common Conversion Ratio by the number of Common Shares into which each Preferred Share is convertible immediately prior to the Effective Time (the "Preferred Conversion Ratio"). The Preferred Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, reorganization, recapitalization or reclassification of capital stock or similar event affecting the Buyer Common Shares between the date hereof and the Effective Time.

            (d) The Company shall take all steps necessary to ensure that all outstanding convertible promissory notes issued by the Company, if any, shall be converted into Common Shares immediately prior to the Closing, pursuant to the conversion terms thereof.

            (e) Of the Buyer Common Shares into which any Company Stockholder's Company Shares shall be converted at the Effective Time pursuant to Sections 1.5(a) and 1.5(c), (i) such Company Stockholder's Escrow Amount shall be designated as Escrow Shares and deposited in escrow pursuant to Section 1.11(a) and (ii) the remainder of such Buyer Common Shares not deposited into escrow pursuant to the foregoing clause (i) (the "Initial Merger Shares") shall be delivered to the Exchange Agent for distribution to the applicable Company Stockholders in accordance with Section 1.7 and subject to the provisions of
Section 1.8.

            (f) The Cash Merger Consideration into which any Company Stockholder's Common Shares shall be converted at the Effective Time pursuant to
Section 1.5(b) shall be delivered to the Exchange Agent for distribution to the applicable Company Stockholders in accordance with Section 1.7.

            (g) Each Company Share held in the Company's treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

            (h) Each share of common stock, $0.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $0.01 par value per share, of the Surviving Corporation.

      1.6 Dissenting Shares.

            (a) Dissenting Shares shall not be converted into or represent the right to receive Buyer Common Shares or Cash Merger Consideration, unless the Company Stockholder holding such Dissenting Shares shall have forfeited his, her or its right to appraisal under the Delaware General Corporation Law or properly withdrawn, his, her or its demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent either the right to receive (i) the Buyer Common Shares issuable in respect of the Company Shares held by such Company Stockholder pursuant to Sections 1.5(a) or 1.5(c), or (ii) the Cash Merger Consideration in respect of the Common Shares held by such Company Stockholder pursuant to Section 1.5(b), as applicable.

            (b) Immediately after the occurrence of a conversion of Dissenting Shares into Buyer Common Shares pursuant to Section 1.6(a), (i) if such conversion occurs during the Escrow Period, the Escrow Amount for the Company Stockholder who formerly held Dissenting Shares shall be designated as Escrow Shares and shall remain in escrow pursuant to Section 1.11(a) and (ii) the remainder of such Buyer Common Shares not deposited into escrow pursuant to the foregoing clause (i) (which shares shall be considered Initial Merger Shares for all purposes of this Agreement) shall be delivered to the Exchange Agent for distribution to the Company Stockholder holding such Dissenting Shares in accordance with Section 1.7 and subject to the provisions of Section 1.8.

            (c) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

      1.7 Exchange of Shares.

            (a) Prior to the Effective Time, the Buyer shall appoint the Exchange Agent to effect the delivery of the Initial Merger Shares and the Cash Merger Consideration in exchange for Certificates. On the Closing Date, the Buyer shall deliver (or caused to be delivered) to the Exchange Agent, in trust for the benefit of holders of Certificates, (i) a stock certificate (issued in the name of the Exchange Agent or its nominee) representing the aggregate Initial Merger Shares as described in Section 1.5(e), (ii) cash for any fractional shares as described in Section 1.8 and (iii) cash in an amount equal to the Cash Merger Consideration as described in Section 1.5(f). As soon as practicable after the Effective Time, the Buyer shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Initial Merger Shares issuable to such holder pursuant to Sections 1.5(a) or 1.5(c) or the Cash Merger Consideration payable to such holder pursuant to Section 1.5(b), as applicable. Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) either (i) the Initial Merger Shares issuable pursuant to Sections 1.5(a) or 1.5(c) plus cash in lieu of any fractional shares, as provided in
Section 1.8 below, or (ii) Cash Merger Consideration payable pursuant to Section 1.5(b), as applicable. Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive either (i) a certificate for the Initial Merger Shares issuable pursuant to Sections 1.5(a) or (c) or (ii) the Cash Merger Consideration payable pursuant to Section 1.5(b), as applicable. Holders of Certificates shall not be entitled to receive certificates for the Initial Merger Shares or the Cash Merger Consideration to which they would otherwise be entitled until such Certificates are properly surrendered.

            (b) If any Initial Merger Shares are to be issued in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Initial Merger Shares that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Company Shares for any Initial Merger Shares or any Cash Merger Consideration issuable to such holder pursuant to Section 1.5 delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate either (i) the Initial Merger Shares issuable in exchange therefor pursuant to Section 1.5(a) or 1.5(c) or (ii) the Cash Merger Consideration payable in exchange therefore pursuant to Section 1.5(b), as applicable. The Exchange Agent or the Buyer may, in its discretion and as a condition precedent to the issuance or payment thereof, require the owner of such lost, stolen or destroyed Certificate to give the Exchange Agent and/or the Buyer a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Exchange Agent or the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

            (d) No dividends or other distributions that are payable to the holders of record of Buyer Common Shares as of a date on or after the Closing Date shall be paid to former Company Stockholders entitled by reason of the Merger to receive Initial Merger Shares until such holders surrender their Certificates for certificates representing the Initial Merger Shares. Upon such surrender, the Buyer shall pay or deliver to the persons in whose name the certificates representing such Initial Merger Shares are issued any dividends or other distributions that are payable to the holders of record of Buyer Common Shares as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

      1.8 Fractional Shares. No certificates or scrip representing fractional Initial Merger Shares shall be issued to former Company Stockholders upon the surrender for exchange of Certificates, and such former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Initial Merger Shares that would have otherwise been issued to such former Company Stockholders. In lieu of any fractional Initial Merger Shares that would have otherwise been issued, each former Company Stockholder that would have been entitled to receive a fractional Initial Merger Share shall, upon proper surrender of such person's Certificates, receive a cash payment equal to $46.15 multiplied by the fraction of a share that such Company Stockholder would otherwise be entitled to receive.

      1.9 Options and Warrants.

            (a) As of the Effective Time, all Options, whether vested or unvested, and any Option Plan, insofar as it relates to Options outstanding under such Option Plan as of the Closing, shall be assumed by the Buyer. Immediately after the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option at the Effective Time, such number of Buyer Common Shares as is equal to the number of Common Shares subject to the unexercised portion of such Option multiplied by the Common Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Common Conversion Ratio (rounded up to the nearest whole cent). The term, exercisability, vesting schedule and all of the other terms of the Options shall otherwise remain unchanged.

            (b) As of the Effective Time, all Warrants that were outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed by the Buyer. Immediately after the Effective Time, each Warrant outstanding immediately prior to the Effective Time shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Warrant at the Effective Time, such number of shares of Buyer Common Shares as is equal to the number of Common Shares subject to the unexercised portion of such Warrant multiplied by the Common Conversion Ratio (with any fraction less than one-half resulting from such multiplication to be rounded down to the nearest whole number and any fraction of one-half or more resulting from such multiplication to be rounded up to the nearest whole number). The exercise price per share of each such assumed Warrant shall be equal to the exercise price of such Warrant immediately prior to the Effective Time, divided by the Common Conversion Ratio (rounded as provided above to the nearest whole cent). The term, exercisability, vesting schedule, and all of the other terms of the Warrant shall otherwise remain unchanged.

            (c) As soon as practicable after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of Options and Warrants appropriate notices setting forth such holders' rights pursuant to such Options or Warrants, as applicable, as amended by this Section 1.9, and the agreements evidencing such Options or Warrants, as applicable, and that such Option or Warrants shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.9 and such notice).

            (d) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of Buyer Common Shares for delivery upon exercise of the Options and Warrants assumed in accordance with this Section
1.9. Within 10 business days after the Effective Time, the Buyer shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act with respect to all Buyer Common Shares subject to the Options that may be registered on a Form S-8, and shall use its Reasonable Best Efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.

            (e) The Company shall obtain, prior to the Closing, the consent from each holder of an Option or a Warrant to the amendment of such Option or Warrant pursuant to this Section 1.9 (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

      1.10 Adjustment Before and After the Closing. The Total Merger Consideration shall be subject to adjustment as follows:

            (a) Not later than three business days prior to the Closing Date, the Company shall prepare and deliver to the Buyer a balance sheet of the Company as of a date (the "Preliminary Closing Balance Sheet Date") within five business days of the Closing Date (the "Preliminary Closing Balance Sheet"). The Preliminary Closing Balance Sheet shall be prepared in accordance with the provisions relating to the preparation of the Closing Balance Sheet set forth in this Section 1.10. The Preliminary Closing Balance Sheet shall be accompanied by
(i) all relevant backup materials and schedules, in detail reasonably acceptable to the Buyer, and (ii) a statement setting forth the amount, if any, by which the estimated Net Asset Value is greater than, or less than, the Target Amount (the "Preliminary Net Asset Value"). In calculating the Preliminary Net Asset Value, the Preliminary Closing Balance Sheet shall include (A) as liabilities the full amount of the anticipated Transaction Costs, to the extent such costs have not been paid prior to the date of the Preliminary Closing Balance Sheet;
(B) estimated accruals for the disputes, severance obligations and retention and change in control payments (which shall exclude the Employee Amount); and (C) reserves in respect of Taxes due with respect to periods ending (or deemed to have ended pursuant to Section 8.3(b) below) on or prior to the Closing Date.
Schedule I attached hereto reflects accruals and other items that the parties agree shall be taken into consideration in preparing the Preliminary Closing Balance Sheet. The Preliminary Closing Balance Sheet shall be accompanied by a statement setting forth the calculations showing the basis for the determination of such sums. If the Preliminary Net Asset Value on the Preliminary Closing Balance Sheet is (i) greater than the Target Amount, then the difference shall be added to the Base Purchase Price, or (ii) less than the Target Amount, then the difference shall be deducted from the Base Purchase Price (the Base Purchase Price, as so adjusted, is referred to as the "Preliminary Base Purchase Price"). If the Preliminary Base Purchase Price is:

                  (i) less than the Base Purchase Price, the Share Merger Consideration shall be reduced by a number of Buyer Common Shares equal to the amount of the deficiency divided by $46.15.

                  (ii) greater than the Base Purchase Price, the Share Merger Consideration shall be increased by a number of Buyer Common Shares equal to the amount of the surplus divided by $46.15.

            (b) Not later than 30 calendar days after the Closing Date, the Buyer shall deliver to the Representative the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in accordance with GAAP applied consistently with the Company's past practices (to the extent such past practices are consistent with GAAP), except that the Closing Balance Sheet may exclude all footnotes, subject to the adjustments set forth in this Section 1.10 (which shall be in addition to and not in lieu of those required by GAAP) and shall be certified as such by the Buyer.

            (c) The Closing Balance Sheet delivered pursuant to paragraph (b) above shall be accompanied by (i) all relevant backup materials and schedules, in detail reasonably acceptable to the Representative, and (ii) a statement setting forth the amount, if any, by which the Net Asset Value is greater than, or less than, the Preliminary Net Asset Value. In calculating the Net Asset Value, the Closing Balance Sheet shall include as (A) liabilities the full amount of the Transaction Costs, to the extent such transaction fees and expenses were not paid prior to the Effective Time; (B) accruals for the disputes, severance obligations and retention and change in control payments (which shall exclude the Employee Amount); and (C) reserves in respect of Taxes due with respect to periods ending (or deemed to have ended pursuant to Section 8.3(b) below) on or prior to the Closing Date. Schedule I attached hereto reflects accruals and other items that the parties agree shall be taken into consideration in preparing the Closing Balance Sheet. The Closing Balance Sheet shall be accompanied by a statement setting forth the calculations showing the basis for the determination of such sums.

            (d) In the event that the Representative disputes the Closing Balance Sheet or the calculation of the Closing Net Asset Value Adjustment, the Representative shall notify the Buyer in writing (the "Dispute Notice") of the amount, nature and basis of such dispute, within 30 calendar days after delivery of the Closing Balance Sheet. In the event of such a dispute, the Buyer and the Representative shall first use their diligent good faith efforts to resolve such dispute among themselves. If the Buyer and the Representative are unable to resolve the dispute within 30 calendar days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to an independent nationally recognized accounting firm selected in writing by the Representative and the Buyer or, if the Representative and the Buyer fail or refuse to select a firm within 10 calendar days after written request therefor by the Representative or the Buyer, such an independent nationally recognized accounting firm shall be selected in accordance with the rules of the Boston, Massachusetts office of the AAA (the "Neutral Accountant"). All determinations pursuant to this paragraph (d) shall be in writing and shall be delivered to the Buyer and the Representative. The determination of the Neutral Accountant as to the resolution of any dispute shall be binding and conclusive upon all Parties. A judgment on the determination made by the Neutral Accountant pursuant to this
Section 1.10 may be entered in and enforced by any court having jurisdiction thereover.

            (e) The fees and expenses of the Neutral Accountant in connection with the resolution of disputes pursuant to paragraph (d) above shall be shared equally by the Company Stockholders, on the one hand, and the Buyer, on the other hand; provided that if the Neutral Accountant determines that one such party has adopted a position or positions with respect to the Closing Balance Sheet or the calculation of the Closing Net Asset Value Adjustment that is frivolous or clearly without merit, the Neutral Accountant may, in its discretion, assign a greater portion of any such fees and expenses to such party. Any such fees payable by the Company Stockholders hereunder shall be funded from the Escrow Shares.

            (f) Immediately upon the expiration of the 30-day period for giving the Dispute Notice, if no such notice is given, or upon notification by the Representative to the Buyer, that no such notice will be given, or immediately upon the resolution of disputes, if any, pursuant to this Section1.10, the Preliminary Base Purchase Price shall be adjusted as follows (as so adjusted, the "Adjusted Base Purchase Price"):

                  (i) If the Closing Net Asset Value Adjustment is negative, such deficiency shall be deducted from the Preliminary Base Purchase Price to obtain the Adjusted Base Purchase Price, and the Buyer shall be entitled to recover such deficiency pursuant to the terms of the Escrow Agreement;

                  (ii) If the Closing Net Asset Value Adjustment is zero, the Adjusted Base Purchase Price shall be equal to the Preliminary Base Purchase Price; and

                  (iii) If the Closing Net Asset Value Adjustment is positive, such surplus shall be added to the Preliminary Base Purchase Price to obtain the Adjusted Base Purchase Price, and the Buyer shall deliver to the Exchange Agent a certificate representing a number of Buyer Common Shares equivalent to the amount of the surplus divided by $46.15. Such Buyer Common Shares shall be distributed by the Exchange Agent to the Company Stockholders whose Company Shares converted into Buyer Common Shares in accordance with Sections 1.5(a) or 1.5(c) on a pro rata basis in accordance with the terms and conditions of Sections 1.5(e) and 1.6(a), as applicable.

      1.11 Escrow Arrangements.

            (a) On the Closing Date, the Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares issuable pursuant to Section 1.5(e)(i), to be held in escrow for the purpose of (i) providing security for any adjustment to the amount of the Preliminary Base Purchase Price pursuant to Section 1.10(f) and (ii) securing the indemnification obligations of the Company Stockholders set forth in Article VI and Article VIII. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. The Company Stockholders shall have the right to receive any cash dividends or any other property (other than securities) paid or issued as dividends by the Buyer with respect to Escrow Shares held on their behalf. The Representative shall have the right to vote any Escrow Shares by instructing the Escrow Agent in accordance with the provisions of the Escrow Agreement.

            (b) The execution of this Agreement by the Principal Stockholders and the adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Shares in the escrow established pursuant to this Section 1.11.

      1.12 Representative.

            (a) In order to efficiently administer the transactions contemplated hereby, including (i) the determination of the Net Asset Value and Adjusted Base Purchase Price, (ii) the waiver of any condition to the obligations of the Company Stockholders to consummate the transactions contemplated hereby and
(iii) the defense and/or settlement of any claims for which the Company Stockholders may be required to indemnify the Buyer and/or the Surviving Corporation pursuant to Article VI hereof, the Principal Stockholders, by their execution of this Agreement, and the Other Company Stockholders, by the approval of the Merger and adoption of this Agreement and/or their acceptance of any Buyer Common Shares or Cash Merger Consideration pursuant to this Agreement, hereby designate the Representative as their representative, attorney-in-fact and agent.

            (b) The Principal Stockholders, by their execution of this Agreement, and the Other Company Stockholders, by the approval of the Merger and adoption of this Agreement and/or their acceptance of any Buyer Common Shares or Cash Merger Consideration pursuant to this Agreement, hereby authorize the Representative (i) to make all decisions relating to the determination of the Net Asset Value, the Adjusted Base Purchase Price and any increase or decrease in the Total Merger Consideration pursuant to Section 1.10,
(ii) to take all action necessary in connection with the waiver of any condition to the obligations of the Company and the Company Stockholders to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims for which the Company Stockholders may be required to indemnify the Buyer and/or the Surviving Corporation pursuant to Article VI hereof, (iii) to give and receive all notices required to be given under the Agreement, and (iv) to take any and all additional action as is contemplated to be taken by or on behalf of the Company Stockholders by the terms of this Agreement.

            (c) In the event that the Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Company Stockholders (acting by the vote of the Company Stockholders who immediately prior to the Effective Time held at least a majority of the outstanding Company Shares held by all Company Stockholders (voting on an as-converted to Common Share basis)) shall select another representative to fill the vacancy of the Representative initially chosen by the Company Stockholders, and such substituted representative shall be deemed to be the Representative for all purposes of this Agreement and the documents delivered pursuant hereto. (d) All decisions and actions by the Representative, including without limitation any agreement between the Representative and the Buyer relating to the determination of the Net Asset Value and the Adjusted Base Purchase Price or the defense or settlement of any claims for which the Company Stockholders may be required to indemnify the Buyer and/or the Surviving Corporation pursuant to Article VI hereof, shall be binding upon all of the Company Stockholders, and no Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

            (e) By his, her or its execution of this Agreement, each Principal Stockholder, and by his or her or its approval of the Merger and adoption of this Agreement, and/or their acceptance of any Buyer Common Shares or Cash Merger Consideration pursuant to this Agreement, each Other Company Stockholder, agrees that:

                  (i) the Buyer shall be able to rely conclusively on the instructions and decisions of the Representative as to the determination of the Net Asset Value and the Adjusted Base Purchase Price, the settlement of any claims for indemnification by the Buyer and/or the Surviving Corporation pursuant to Article VI hereof or any other actions required or permitted to be taken by the Representative hereunder, and no party shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Representative;

                  (ii) all actions, decisions and instructions of the Representative shall be conclusive and binding upon all of the Company Stockholders and no Company Stockholder shall have any cause of action against the Representative for any action taken, decision made or instruction given by the Representative under this Agreement, except for fraud or willful breach of this Agreement by the Representative;

                  (iii) the provisions of this Section 1.12 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Stockholder may have in connection with the transactions contemplated by this Agreement;

                  (iv) remedies available at law for any breach of the provisions of this Section 1.12 are inadequate; therefore, the Buyer and the Surviving Corporation shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either the Buyer and/or the Surviving Corporation brings an action to enforce the provisions of this Section 1.12;

                  (v) neither the Representative nor any of its officers, directors, members, employees or Affiliates shall incur any liability to the Company Stockholders with respect to any action taken or permitted by the Representative in reliance upon any notice, instruction, consent, statement or other communication believed by the Representative to be genuine, or for any other act or omission in the performance of its duties under this Agreement, except to the extent directly arising from its gross negligence or willful misconduct; and

                  (vi) the provisions of this Section 1.12 shall be binding upon the executors, heirs, legal representatives, personal representatives, successors and permitted assigns of each Company Stockholder, and any references in this Agreement to a Company Stockholder or the Company Stockholders shall mean and include the successors to the Company Stockholder's rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

      1.13 Certificate of Incorporation and By-laws

            (a) The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the incorporator shall be deleted.

            (b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

      1.14 Directors and Officers of the Surviving Corporation.

            (a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

            (b) The officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

      1.15 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

      1.16 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Buyer, the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for Initial Merger Shares in accordance with Section 1.5, subject to Section 1.11 and to applicable law in the case of Dissenting Shares.

      1.17 Withholding Obligations. Each of the Buyer, the Company, the Surviving Corporation, the Exchange Agent and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to any provision of this Agreement to any Equity Holders such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable U.S., state, local or foreign law, rule or regulation. To the extent that amounts are so withheld by the Buyer, the Company, the Surviving Corporation, the Exchange Agent or the Escrow Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Equity Holders in respect of which such deduction and withholding was made by the Buyer, the Company, the Surviving Corporation, the Exchange Agent or the Escrow Agent, as the case may be. Any amounts so withheld shall timely be paid to the appropriate Governmental Entity on behalf of the person with respect to whom such withholding was made in accordance with applicable law. The Buyer shall also have the right to collect Forms W-8 or W-9, or such other forms relating to United States federal withholding obligations as may be applicable, from the Equity Holders.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article II. The disclosures in any section or paragraph of the Disclosure Schedule shall qualify only (a) the corresponding section or paragraph in this
Article II and (b) other sections or paragraphs in this Article II to the extent that it is clear from a reading of the disclosure that such disclosure also qualifies or applies to such other section or paragraph.

      2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company's businesses or the ownership or leasing of its properties requires such qualification. The Company has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its certificate of incorporation and by-laws, each as amended to date. The Company is not in default under or in violation of any provision of its certificate of incorporation or by-laws.

      2.2 Capitalization.

            (a) The authorized capital stock of the Company consists of (i) 25,000,000 Common Shares, of which, as of the date of this Agreement, 1,396,846 shares were issued and outstanding and no shares were held in the treasury of the Company, and (ii) 3,200,000 Preferred Shares, of which (A) 2,800,000 shares have been designated as Series A Convertible Preferred Stock, of which, as of the date of this Agreement, 2,638,707 shares were issued and outstanding, (B) 35,000 shares have been designated as Series B-1 Convertible Preferred Stock, of which, as of the date of this Agreement, 34,771 shares were issued and outstanding, and (C) 36,000 shares have been designated as Series B-2 Convertible Preferred Stock, of which, as of the date of this Agreement, 6,000 shares were issued and outstanding.

            (b) Section 2.2(b) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the record holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than Common Shares) the number of Common Shares (if any) into which such shares are convertible. Section 2.2(b) of the Disclosure Schedule also indicates all outstanding Company Shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding shares of capital stock of the Company have been and on the Closing Date will be duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

            (c) Section 2.2(c) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of Company Shares issued to date under such Plan, the number of Company Shares subject to outstanding options under such Plan and the number of Company Shares reserved for future issuance under such Plan, (ii) all holders of outstanding Options, indicating with respect to each Option the Company Stock Plan under which it was granted, the number of Company Shares subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto), and (iii) all holders of outstanding Warrants, indicating with respect to each Warrant the agreement or other document under which it was granted, the number of shares of capital stock, and the class or series of such shares, subject to such Warrant, the exercise price, the date of issuance and the expiration date thereof. The Company has provided to the Buyer complete and accurate copies of all Company Stock Plans, forms of all stock option agreements evidencing Options and all agreements evidencing Warrants. All of the shares of capital stock of the Company subject to Options and Warrants will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

            (d) Except as set forth in Section 2.2(c) or 2.2(d) of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of capital stock of the Company or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

            (e) Except as set forth in Section 2.2(e) of the Disclosure Schedule, there is no agreement, written or oral, between the Company and any holder of its securities, or, to the Company's Knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co sale rights or "drag along" rights), registration under the Securities Act or the securities laws of any other jurisdiction, or voting, of the capital stock of the Company.

      2.3 Authorization. The Company and each of the Principal Stockholders have all requisite power and authority (corporate and other) to execute and deliver this Agreement and the other agreements contemplated hereby and to perform their respective obligations hereunder and thereunder. The execution and delivery by the Company and each of the Principal Stockholders of this Agreement and the other agreements contemplated hereby and, subject to obtaining the Requisite Stockholder Approval, which is the only approval required from the Company Stockholders, the performance by the Company of this Agreement and the consummation by the Company and each of the Principal Stockholders of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of the Company and the Principal Stockholders. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held,

(i) determined that the Merger is advisable, fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement and all other agreements contemplated hereby have been or will be as of the Closing Date duly and validly executed and delivered by the Company and each of the Principal Stockholders party thereto and constitutes or will constitute a valid and binding obligation of the Company and such Principal Stockholders, enforceable against them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

      2.4 Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law, to the filing requirements of the Hart-Scott-Rodino Act, and to the filing or other regulatory requirements, if any, of any other applicable U.S. or foreign regulatory body, neither the execution and delivery by the Company and the Principal Stockholders of this Agreement or any other agreement contemplated hereby, nor the performance by the Company and the Principal Stockholders of their respective obligations hereunder or thereunder, nor the consummation by the Company and the Principal Stockholders of the transactions contemplated hereby or thereby, will
(a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company each as amended or restated to date, (b) require on the part of the Company or, to the Company's Knowledge, any Company Stockholder any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Company is a party or by which the Company is bound or to which any of the assets of the Company are subject, (d) result in the imposition of any Security Interest upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or, to the Company's Knowledge, any Principal Stockholder or any of their respective properties or assets. Section 2.4 of the Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of third parties and Governmental Entities, and all filings and notices, that are required in connection with the consummation by the Company and, to the Company's Knowledge, the Principal Stockholders, of the transactions contemplated by this Agreement.

      2.5 Subsidiaries. The Company has no subsidiaries and does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, limited liability company, joint venture, trust or other non-corporate business association, entity or enterprise.

      2.6 Financial Statements.

            (a) The Company has provided to the Buyer the Financial Statements. The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which, individually and in the aggregate, will not be material) and do not include footnotes.

            (b) Each of the Financial Statements fairly presents the assets, liabilities, financial position, results of operations and cash flows of the Company as of the date thereof and for the period referred to therein, and is consistent with the books and records of the Company. The accruals for vacation expenses, severance payments and Taxes are accounted for on the Most Recent Balance Sheet and are adequate and properly reflect the expenses associated therewith in accordance with GAAP.

            (c) The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls.

            (d) Section 2.6(d) of the Disclosure Schedule lists, and the Company has delivered to the Buyer copies of the documentation creating or governing all "off-balance sheet arrangements" (as defined in Item 303 (a)(4) of Regulation S-K of the SEC) effected by the Company since June 30, 2003.

            (e) The Company has not, since June 30, 2003, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company. Section 2.6(e) of the Disclosure Schedule identifies any loan or extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act would apply.

            (f) Correia & Associates, the Company's auditors for its 2004, 2005 and 2006 fiscal years and its current auditors, are and have been at all times since their engagement by the Company for such audits "independent" with respect to the Company within the meaning of Regulation S-X.

      2.7 Absence of Certain Changes. Since the Most Recent Balance Sheet Date,
(a) there has occurred no event or development which, individually or in the aggregate, has had, or would reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (r) of Section 4.4.

      2.8 Undisclosed Liabilities. The Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, a copy of which is attached to Section 2.8 of the Disclosure Schedule, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material.

      2.9 Tax Matters.

            (a) The Company has properly filed on a timely basis (after giving effect to any valid extensions of time in which to make such filings) all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects. The Company has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company for Tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and all unpaid Taxes of the Company for all Tax periods commencing after the Most Recent Balance Sheet Date arose in the Ordinary Course of Business and are similar in nature and amount to Taxes which arose during the comparable period of time in the immediately preceding fiscal year.

            (b) The Company has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the Company was common parent. The Company has no actual or potential liability under Treasury Regulations
Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person or entity other than the Company. The Company has duly and timely withheld and paid to the appropriate Governmental Entity all Taxes required to be so withheld and paid. The Company is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

            (c) The Company has delivered or made available to the Buyer (i) complete and correct copies of all Tax Returns of the Company relating to Taxes for all taxable periods ending on or after June 31, 2002 and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. The federal income Tax Returns of the Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.9(c) of the Disclosure Schedule. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated. The Company has not received any written notice or, to the Company's Knowledge, any other notice from any jurisdiction that such jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not (x) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes which Taxes have not been paid, (y) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (z) executed or filed any power of attorney that is currently in effect with respect to any Taxing matter.

            (d) Except as provided in Section 2.9(d) of the Disclosure Schedule, the Company has not made any payment, is not obligated to make any payment, nor is it a party to any agreement that could obligate it to make any payment that may be treated as an "excess parachute payment" under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code). The Company is not and has never been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

            (e) None of the assets of the Company (i) is "tax-exempt use property" within the meaning of Section 168(h) of the Code, or (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

            (f) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

            (g) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

            (h) The Company has never participated in an international boycott as defined in Section 999 of the Code.

            (i) The Company has never distributed to their stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

            (j) Section 2.9(j) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a "nexus" basis.

            (k) The Company has never incurred (or been allocated) an "overall foreign loss" as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

            (l) The Company is not a party to a gain recognition agreement under
Section 367 of the Code.

            (m) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

            (n) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.

            (o) To the Company's Knowledge, the Company is not and has never been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

            (p) The Company has never engaged in any "listed transaction" for purposes of Treasury Regulation section 1.6011-4(b)(2) or any analogous provision of state or local law.

            (q) Section 2.9(q) of the Disclosure Schedule sets forth a complete and accurate list of all agreements, rulings, settlements or other Tax documents relating to Tax incentives between the Company and a Governmental Entity.

      2.10 Assets.

            (a) The Company is the true and lawful owner of, and has good title to, all of the assets (tangible or intangible) reflected on the books and records of the Company, free and clear of all Security Interests. The Company owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted, which tangible assets (or leases thereof) are reflected in the Financial Statements (other than to the extent disposed of in the Ordinary Course of Business). Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

            (b) Section 2.10(b) of the Disclosure Schedule lists individually
(i) all fixed assets (within the meaning of GAAP) of the Company, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other assets of a tangible nature (other than inventories) of the Company.

      2.11 Owned Real Property. The Company does not own and has never owned, any real property.

      2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable, security deposit, maintenance and like charges thereunder, and any advance rent thereunder. The Company has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

            (a) such Lease is legal, valid, binding, enforceable and in full force and effect against the Company and, to the Company's Knowledge, against each other party thereto;

            (b) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect the Company and, to the Company's Knowledge, against each other party thereto immediately following the Closing, in accordance with the terms thereof as in effect immediately prior to the Closing, except as may otherwise result from actions taken solely by the Buyer (other than actions taken in connection with the consummation of the Merger as contemplated herein);

            (c) neither the Company nor to the Knowledge of the Company, any other party to any Lease is in breach or violation of, or default under, any such Lease, and no event has occurred, is on-going or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the Knowledge of the Company, any other party under such Lease;

            (d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

            (e) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

            (f) all facilities leased or subleased thereunder are, to the Company's Knowledge, supplied with utilities and other services adequate for the operation of said facilities;

            (g) the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to impair the current uses or the occupancy by the Company of the property subject thereto;

            (h) no construction, alteration or other leasehold improvement work with respect to the Lease remains to be paid for or performed by the Company; and

            (i) the Company is not obligated to pay any leasing or brokerage commission relating to such Lease and will not have any obligation to pay any leasing or brokerage commission upon the renewal of the Lease.

      2.13 Intellectual Property.

            (a) Section 2.13(a) of the Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s) (if other than the Company), as applicable. All assignments of Company Registrations to the Company have been properly executed and recorded. To the Knowledge of the Company, all Company Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company.

            (b) There are no inventorship challenges, opposition or nullity proceedings or interferences pending, or to the Knowledge of the Company, threatened, with respect to any Patent Rights included in the Company Registrations.

            (c) Each item of Company Intellectual Property will be owned or available for use by the Buyer or a subsidiary of the Buyer following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing, except as may otherwise result from actions taken solely by the Buyer (other than actions taken in connection with the consummation of the Merger as contemplated herein). Except as set forth in Section 2.13(c) of the Disclosure Schedule, the Company is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Security Interests and all joint owners of the Company Owned Intellectual Property are listed in
Section 2.13(c) of the Disclosure Schedule. The Company Intellectual Property constitutes all Intellectual Property necessary to conduct the Company's business in the manner currently conducted by the Company.

            (d) The Company has taken reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Company has complied with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the knowledge of the Company, threatened against the Company. To the knowledge of the Company, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company, or (ii) breach of the Company's security procedures wherein confidential information has been disclosed to a third person.

            (e) None of the Customer Offerings, Internal Systems or the Exploitation thereof by the Company, or any other activity of the Company, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 2.13(e) of the Disclosure Schedule lists any written, or to the Knowledge of the Company, any other complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company alleging any infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company from any reseller, distributor, customer, user or any other third party; and the Company has provided to the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.

            (f) To the Knowledge of the Company, no person (including, without limitation, any current or former employee or consultant of Company) or entity is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property which is exclusively licensed to the Company. The Company has provided to the Buyer copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property.

            (g) Section 2.13(g) of the Disclosure Schedule identifies each license, covenant or other agreement pursuant to which the Company has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person or entity, or covenanted not to assert any right, with respect to any Company Intellectual Property (other than non-exclusive licenses to end user customers entered into in the Ordinary Course of Business). Except as described in Section 2.13(g) of the Disclosure Schedule, the Company has not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights. Except as set forth in Section 2.13(g) of the Disclosure Schedule, the Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any person.

            (h) Section 2.13(h) of the Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company Exploits it (excluding currently-available, off-the-shelf software programs that are part of the Internal Systems and are licensed by the Company pursuant to "shrink wrap" licenses, the total fees associated with which are less than $2,500 per year) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Company has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property. None of the Customer Offerings or Internal Systems includes "shareware," "freeware" or other Software or other material that was obtained by the Company from third parties other than pursuant to the license agreements listed in Section 2.13(h) of the Disclosure Schedule.

            (i) The Company has not licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its employees and contractors) of, the Company Source Code to any person or entity, except pursuant to the agreements listed in Section 2.13(i) of the Disclosure Schedule, and the Company has taken all reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. To the Company's Knowledge no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company, its escrow agent(s) or any other person to any third party.

            (j) Except as set forth in Section 2.13(j) of the Disclosure Schedule, all of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings or Internal Systems have been designed, authored, tested and debugged by regular employees of the Company within the scope of their employment or by independent contractors of the Company.

            (k) Except as specifically disclosed in Section 2.13(k) of the Disclosure Schedule, the Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Customer Offerings; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company with respect to the Customer Offerings or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including, but not limited to, using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge).

            (l) Each current and former employee of the Company and each current and former independent contractor of the Company has executed a valid and binding written agreement expressly assigning to the Company all right, title and interest in any copyrightable materials, inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee's employment or such independent contractor's work for the Company, and all Intellectual Property rights therein, and has waived all non-assignable rights (including moral rights) therein in favor of the Company and its permitted assigns and licensees to the extent legally permissible. No current or former employee or independent contractor of the Company has any residual claim to any such copyrightable materials, inventions, works of authorship or any Intellectual Property rights therein.

            (m) The Customer Offerings and the Internal Systems conform to the written Documentation and specifications therefor. To the Company's Knowledge, the Customer Offerings and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. Since September 1, 2002, the Company has not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party except as set forth in Section 2.13(m) of the Disclosure Schedule.

            (n) The Company has neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of the Customer Offerings, the Internal Systems or any facilities or equipment used in connection therewith.

      2.14 Inventory. Other than general office supplies, the Company does not maintain any inventory.

      2.15 Contracts.

            (a) Section 2.15(a) of the Disclosure Schedule lists the following agreements to which the Company is a party (each a "Contract"):

                  (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than eighteen months, (B) which involves more than the sum of $35,000, or (C) in which the Company has granted manufacturing rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

                  (iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

                  (iv) any agreement (or group of related agreements) under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                  (v) any agreement for the disposition of any significant portion of the assets or business of the Company (other than sales of products and dispositions of obsolete equipment, in each case in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

                  (vi) any agreement concerning confidentiality, noncompetition or non-solicitation (other than confidentiality agreements with customers or employees of the Company set forth in the Company's standard terms and conditions of sale or standard form of employment agreement, copies of which have previously been delivered to the Buyer);

                  (vii) any employment agreement, consulting agreement, severance agreement (or agreement that includes provisions for the payment of severance) or retention agreement, other than those that are terminable by the Company without cost to the Company and on less than 60 days advance notice;

                  (viii) any settlement agreement or settlement-related agreement (including any agreement in connection with which any employment-related claim is settled), other than any such agreement involving only the payment of cash consideration of less than $25,000;

                  (ix) any agreement with any current or former officer, director or stockholder of the Company or an Affiliate thereof;

                  (x) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

                  (xi) any agency, distributor, sales representative, franchise or similar agreements to which the Company is a party or by which the Company is bound involving total consideration of more than $35,000;

                  (xii) any agreement which contains any provisions requiring the Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business);

                  (xiii) any agreement that would reasonably be expected to have the effect of prohibiting or materially impairing the conduct of the business of the Company or the Buyer or any of its subsidiaries as currently conducted; and

                  (xiv) any other agreement (or group of related agreements) either involving total consideration of more than $35,000 or not entered into in the Ordinary Course of Business.

            (b) The Company has delivered to the Buyer a complete and accurate copy of each Contract (as amended to date). With respect to each Contract: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against the Company and, to the Company's Knowledge, against each other party thereto, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally, and subject to general principles of equity; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect against the Company and, to the Company's Knowledge, against each other party thereto immediately following the Closing, in accordance with the terms thereof as in effect immediately prior to the Closing, except as may otherwise result from actions taken solely by the Buyer (other than actions taken in connection with the consummation of the Merger as contemplated herein) and except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally, and subject to general principles of equity; and (iii) neither the Company nor, to the Knowledge of the Company, any other party is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the Knowledge of the Company, any other party under such Contract.

            (c) The Company is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.15(a) of the Disclosure Schedule under the terms of Section 2.15(a). The Company is not a party to any written or oral arrangement (i) to perform services or sell products which is expected to be performed at, or to result in, a loss or (ii) for which the customer has already been billed or paid that have not been fully accounted for on the Most Recent Balance Sheet.

      2.16 Accounts Receivable. All accounts receivable of the Company reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 120 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section
2.16 of the Disclosure Schedule. All accounts receivable of the Company that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 120 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. The Company has not received any written notice from an account debtor stating that any account receivable in an amount in excess of $5,000 is subject to any contest, claim or setoff by such account debtor.

      2.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

      2.18 Insurance. Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, a named insured or otherwise the beneficiary of coverage, all of which are in full force and effect. There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Company may not be liable for retroactive premiums or similar payments, and the Company is otherwise in compliance with the terms of such policies. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, except as may otherwise result from actions taken solely by the Buyer (other than actions taken in connection with the consummation of the Merger as contemplated herein). Section 2.18 of the Disclosure Schedule identifies all claims asserted by the Company pursuant to any insurance policy since September 1, 2002 and summarizes the nature and status of each such claim.

      2.19 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Company. There are no judgments, orders or decrees outstanding against the Company.

      2.20 Warranties.

            (a) No service or product provided, manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) terms and conditions of sale or lease which impose no greater obligation on the Company than those set forth in Section 2.20(a) of the Disclosure Schedule, and (ii) manufacturers' warranties for which the Company has no liability. Section 2.20(a) of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and the Company does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

            (b) The Company has no liability to any customer in connection with any service provided or product manufactured, sold, leased or delivered by the Company to provide the customer with any other services or products of the Company on pre-negotiated terms, including without limitation for upgrades to other services or products at prices below the Company's published price for such services or products, other than volume discounts offered to customers in the Ordinary Course of Business. The Company has no liability to any customer in connection with any service provided or product manufactured, sold, leased or delivered by the Company other than those arising in the Ordinary Course of Business.

      2.21 Employees.

            (a) Section 2.21(a) of the Disclosure Schedule contains a list of all employees of the Company, along with the position, date of hire, annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), estimated or target annual incentive compensation of each such person and employment status of each such person (including whether the person is on leave of absence and the dates of such leave). Each of such employees is retained at-will and none of such employees is a party to an employment agreement or contract with the Company. Each current employee of the Company has entered into the Company's standard form of confidentiality, non-solicitation and intellectual property agreement, a copy of which has previously been delivered to the Buyer. All of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, except as may otherwise result from actions taken solely by the Buyer (other than those actions taken in connection with the consummation of the Merger as contemplated herein). Section 2.21(a) of the Disclosure Schedule contains a list of all employees of the Company who are not citizens of the United States. To the Knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company. The Company is in compliance with all applicable laws relating to the employment of employees, including, without limitation, the hiring and termination of employees.

            (b) The Company is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any actual or threatened strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no Knowledge of any organizational effort made or threatened (including, without limitation, the filing of a petition for certification) either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

            (c) None of the Company or any of the Principal Stockholders, any director, officer or other key employee of the Company, or to the Company's Knowledge, any Affiliate of any of the foregoing, has any existing undisclosed contractual relationship with the Company.

            (d) None of the Company or, to the Company's Knowledge, any director, officer or other key employee of the Company or any Affiliate of any of the foregoing (excluding the Principal Stockholders) owns, directly or indirectly, individually or collectively, any interest in any entity which is in a business similar or competitive to the business of the Company.

            (e) Section 2.21(e) of the Disclosure Schedule contains a list of all independent contractors currently engaged by the Company to whom the Company has paid or expects to pay total consideration in excess of $35,000, along with the position, date of retention and rate of remuneration for each such person or entity. Except as set forth in
Section 2.21(e) of the Disclosure Schedule, none of such independent contractors is a party to a written agreement or contract with the Company. Each such independent contractor has entered into the Company's standard form of confidentiality, non-solicitation and intellectual property agreement with the Company, a copy of which has previously been delivered to the Buyer.

            (f) Section 2.21(f) of the Disclosure Schedule sets forth a list of each employee of the Company who is providing services in the United States and who holds a temporary work authorization ("Work Permit"), including H-1B, TN, E-1, E-2, L-1, F-1 or J-1 visa status or Employment Authorization Document ("EAD") work authorizations, setting forth the name of such employee, the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that the Company provided to the United States Department of Labor ("DOL") and the United States Department of Homeland Security ("DOHS") in the applications for such Work Permit was, to the Knowledge of the Company, true and complete at the time of filing such applications and the Company continues to adhere to its obligations thereunder. The Company received the appropriate notice of approval or other evidence of authorized employment from the DOHS, the DOL, the Department of State or other relevant Governmental Entity with respect to each such Work Permit. The Company has not received any notice from the DOHS or any other Governmental Entity that any Work Permit has been revoked. There is no action pending or, to the Knowledge of the Company, threatened to revoke or adversely modify the terms of any of the Work Permits.

            (g) The Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from its employees and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. There are no, and since September 30, 2002 there have not been, any independent contractors who have provided services to the Company for a period of twelve consecutive months or longer.

            (h) Section 2.21(h) of the Disclosure Schedule contains a complete and accurate list of (i) all of the Company's written employee handbooks, employment manuals, employment policies, or affirmative action plans, and (ii) written summaries of all unwritten employment policies adopted or implemented by the Company.

            (i) The Company has never caused and will not cause any "employment loss" (as that term is defined or used in the Worker Adjustment Retraining Notification Act) at any time from the date that is 90 days immediately preceding the Company's execution of this Agreement and continuing through the Closing Date.

            (j) The Company has not incurred, and no circumstances exist under which the Company would reasonably be expected to incur, any liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.

      2.22 Employee Benefits.

            (a) Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, together with all amendments thereto (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R (including all schedules, financial statements and any other attachments thereto) for the last three plan years for each Company Plan, have been delivered or made available to the Buyer. All Company Plans comply with applicable California law to the extent not preempted by ERISA, the Code or other federal law.

            (b) Each Company Plan has been administered in accordance with its terms and each of the Company and the ERISA Affiliates has met its obligations with respect to each Company Plan and has timely made all required contributions thereto. The Company, each ERISA Affiliate and each Company Plan are in compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the DOL have been timely submitted.

            (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any liability. No Company Plan is or within the last three calendar years has been the subject of, or has received written notice that it is the subject of, examination by a Governmental Entity or a participant in a government sponsored amnesty, voluntary compliance or similar program.

            (d) All the Company Plans that are intended to be qualified under
Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and the Company has not received any written notice from the Internal Revenue Service threatening revocation of any such determination letter. No act or omission has occurred, that would adversely affect the qualification of any such Plan. There has been no termination or partial termination of such a Company Plan. Each Company Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date. Each Company Plan that provides for compliance with Section 404(c) of ERISA or is intended to comply with such provision, so complies.

            (e) Neither the Company nor any ERISA Affiliate has ever maintained or contributed to an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA. At no time has the Company or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

            (f) No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate.

            (g) With respect to the Company Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Financial Statements. The Company has no liability for benefits (contingent or otherwise) under any Company Plan, except as set forth on the Financial Statements. The assets of each Company Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan. There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law, but only to the extent that such continuation of coverage is provided solely at the participant's or beneficiary's expense.

            (h) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Buyer, the Company or any ERISA Affiliate to (i) any fine, penalty, Tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan, nor will the transactions contemplated by this Agreement give rise to any such liability.

            (i) No Company Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

            (j) Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense (other than administrative and legal expenses related to such amendment or termination) to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan, or in any way limit such action.

            (k) Section 2.22(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

            (l) Section 2.22(l) of the Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of June 30, 2006.

            (m) Section 2.22(m) of the Disclosure Schedule sets forth all bonuses earned by the Company's employees through the Closing Date that are expected to be accrued on the Closing Balance Sheet but unpaid as of the Closing Date.

            (n) There are no loans or extensions of credit from the Company or any ERISA Affiliate to any employee of or independent contractor to the Company.

            (o) There is no plan or commitment, whether legally binding or not, to create any additional Company Plans or to modify any existing Company Plans with respect to employees of the Company.

            (p) There is no corporate-owned life insurance (COLI), split-dollar life insurance policy or any other life insurance policy on the life of any employee of the Company or on any Company Stockholder.

            (q) Each Company Plan that is a "nonqualified deferred compensation plan" (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and IRS Notice 2005-1 (or an applicable exemption therefrom) such that amounts of compensation deferred thereunder will not be includible in gross income under Section 409A prior to the distribution of benefits in accordance with the terms of the plan and will not be subject to the additional tax under Code Section 409A(a)(1)(B)(ii). No stock option granted under any Company Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

      2.23 Environmental Matters.

            (a) The Company has complied with all applicable Environmental Laws. There is no pending or, to the Knowledge of the Company, threatened civil or criminal litigation, written notice of violation, administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company.

            (b) The Company has no liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

            (c) The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

            (d) Set forth in Section 2.23(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

            (e) The Company is not aware of any environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

      2.24 Legal Compliance.

            (a) The Company is currently conducting, and has at all times since September 1, 2002 conducted, its business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity. The Company has not, since September 1, 2002, received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

            (b) Neither the Company nor any officer, director, employee or agent thereof or, to the Knowledge of the Company, any Company Stockholder acting on behalf of the Company, has condoned any act or authorized, directed or participated in any act in violation of any provision of the

United States and Foreign Corrupt Practices Act of 1977, as applied to such officer, director, employee, agent or Company Stockholder.

      2.25 Customers and Suppliers. Section 2.25 of the Disclosure Schedule sets forth a list of (a) each customer of the Company during the last full fiscal year and the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period, (b) each customer who receives products or services from or through the Company that requires any custom functionalities and (c) each supplier that has been the sole supplier of any significant product or service to the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date. No such customer or supplier has advised the Company in writing within the past year that it will stop, or decrease the rate of, buying materials, products or services or supplying materials, products or services, as applicable, to the Company. No unfilled customer order or commitment obligating the Company to process, manufacture, provide or deliver products or perform services will result in a loss to the Company upon completion of performance. No outstanding purchase order or commitment of the Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

      2.26 Permits. Section 2.26 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted. Each such Permit is in full force and effect; the Company is in compliance with the terms of each such Permit; and, to the Knowledge of the Company, no suspension, cancellation or nonrenewal of such Permit is threatened. Each such Permit will continue in full force and effect immediately following the Closing, except as may otherwise result from actions taken solely by the Buyer (other than actions taken in connection with the consummation of the Merger as contemplated herein).

      2.27 Certain Business Relationships With Affiliates. No Principal Stockholder or Affiliate of the Company or any Principal Stockholder (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, (c) owes any money to, or is owed any money by, the Company, or (d) is a party to any contract or other arrangement (written or oral) with the Company. Section 2.27 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

      2.28 Brokers' Fees. Neither the Company nor any of the Principal Stockholders has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

      2.29 Books and Records. The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect the assets, liabilities, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.
Section 2.29 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the names of persons having signature authority with respect thereto or access thereto.

      2.30 Prepayments, Prebilled Invoices and Deposits.

            (a) Section 2.30(a) of the Disclosure Schedule sets forth the aggregate amount of all prepayments, prebilled invoices and deposits that have been received by the Company as of the date of this Agreement from customers for products to be shipped, or services to be performed, after the Closing Date. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Balance Sheet, and will be properly accrued for on the Closing Balance Sheet, in accordance with GAAP applied on a consistent basis with the past practice of the Company.

            (b) Section 2.30(b) of the Disclosure Schedule sets forth the aggregate amount of all prepayments, prebilled invoices and deposits that have been made or paid by the Company as of the date of this Agreement for products to be purchased, services to be performed or other benefits to be received after the Closing Date. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Balance Sheet, and will be properly accrued for on the Closing Balance Sheet, in accordance with GAAP applied on a consistent basis with the past practice of the Company.

      2.31 Investment Questionnaires. Each of the Company Stockholders listed in
Section 2.31 of the Disclosure Schedule has completed, executed and delivered to the Company an Investment Representation Letter substantially in the form attached hereto as Exhibit A dated as of a recent date, and copies of all such executed Investment Representation Letters have been provided to the Buyer. The Company has no reason to believe that the statements set forth therein are not true.

      2.32 Government Contracts. The Company has not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to the Knowledge of the Company, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company or the Buyer (assuming that no such suspension or debarment will result solely from the identity of the Buyer). The Company is not now and has never been audited or, to the Company's Knowledge, investigated by the United States Government Accounting Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Entity with which it is contracting, the United States Department of Justice, the Inspector General of the United States Governmental Entity, or any prime contractor with a Governmental Entity; nor, to the Knowledge of the Company, has any such audit or investigation been threatened. To the Knowledge of the Company, there is no valid basis for (i) the suspension or debarment of the Company from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim (including any claim for return of funds to the Government) pursuant to an audit or investigation by any of the entities named in the foregoing sentence. The Company is not party to any agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

      2.33 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                          AND THE TRANSITORY SUBSIDIARY

      Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

      3.1 Organization and Corporate Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the state of its incorporation. The Buyer has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished the Company and the Representative complete and accurate copies of its certificate of incorporation and bylaws, each as amended to date.

      3.2 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority (corporate and other) to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

      3.3 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act, to the filing requirements of the Hart-Scott-Rodino Act, and to the filing or other regulatory requirements, if any, of any other applicable U.S. or foreign regulatory body and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement, nor the performance by the Buyer or the Transitory Subsidiary of their respective obligations hereunder or thereunder, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract ,lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other agreement to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

      3.4 Broker's Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

      3.5 Investment Representation. The Buyer is acquiring the Company Shares from each Company Stockholder for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, the Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

      3.6 Capitalization.

            (a) The authorized capital stock of the Buyer consists of (i) 700,000,000 Buyer Common Shares, of which, as of November 7, 2006, 156,428,630 shares were issued and outstanding and no shares were held in the treasury of the Buyer, and (ii) 5,000,000 Preferred Shares, of which 700,000 shares have been designated as Series A Junior Participating Preferred Stock, of which, as of the date of this Agreement, no shares were issued and outstanding.

            (b) All of the Merger Shares have been duly authorized and, when issued and delivered in accordance with this Agreement, will have been validly issued, fully paid and nonassessable and free of all preemptive rights arising under the Buyer's Certificate of Incorporation or Bylaws, the Delaware General Corporation Law statute or any agreement to which the Buyer is a party.

      3.7 WKSI Status. The Buyer qualifies as a "well known seasoned issuer" under applicable rules and regulations of the SEC and it is eligible to file a registration statement on Form S-3 with the SEC covering the Merger Shares.

      3.8 Reorganization. As of the date hereof, the Buyer is not aware of any fact or circumstance that would be reasonably be expected to prevent the merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code.

      3.9 Disclosure. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV
                                    COVENANTS

      4.1 Closing Efforts. Each of the Parties shall use his, her or its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (a) its representations and warranties remain true and correct through the Closing Date and (b) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

      4.2 Governmental and Third-Party Notices and Consents.

            (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Parties shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act or other applicable U.S. or foreign antitrust laws, shall use its Reasonable Best Efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable; provided, however, that notwithstanding anything to the contrary in this Agreement, the Buyer shall not be obligated (A) to respond to formal requests for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the Hart-Scott-Rodino Act except to the extent it elects to do so in its sole discretion or (B) to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer or its Affiliates.

            (b) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as may be required for such Party to consummate the transactions contemplated herein, including, in the case of the Company, the waivers, consents, approvals and notices required to be listed in the Disclosure Schedule.

      4.3 Stockholder Approval.

            (a) As expeditiously as possible following the execution of this Agreement and in any event within one (1) business day after the execution of this Agreement, the Company shall mail the Disclosure Statement, in a form reasonably acceptable to the Buyer, to the Company Stockholders. The Disclosure Statement shall include (i) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Company Stockholders, the escrow arrangements and the authority of the Representative, and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms), (ii) a statement that appraisal rights are available for the Company Shares pursuant to Section 262 of the Delaware General Corporation Law and a copy of such Section 262 and (iii) such other information regarding the Buyer, including its business, its financial statements and the Buyer Common Stock, as is required by Rule 502 of Regulation D under the Securities Act (the information provided in accordance with this clause (iii) being referred to herein as the "Buyer Information"). The Company will promptly advise the Buyer in writing if at any time prior to the Effective Time the Company shall obtain knowledge of any facts with respect to the Company that make it necessary or appropriate to amend or supplement the Disclosure Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Buyer will promptly advise the Company in writing if at any time prior to the Effective Time the Buyer shall obtain knowledge of any facts with respect to the Buyer that make it necessary or appropriate to amend or supplement the Disclosure Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. As expeditiously as possible following the execution of this Agreement, and in any event within one (1) business day after the execution of this Agreement, the Company shall use all commercially reasonable efforts to secure and cause to be filed with the Company consents from Company Stockholders necessary to secure the Requisite Stockholder Approval, which consents shall be in a form that is reasonably acceptable to the Buyer. As expeditiously as possible following the receipt of the Requisite Stockholder Approval, the Company shall deliver to the Buyer a certificate executed on behalf of the Company by its Secretary and certifying that the Requisite Stockholder Approval has been obtained. The Company shall also send, pursuant to Sections 228 and 262(d) of the Delaware General Corporation Law, a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Shares pursuant to Section 262 of the Delaware General Corporation Law (which notice shall include a copy of such Section 262), and shall promptly inform the Buyer of the date on which such notice was sent.

            (b) The Company, acting through its Board of Directors, shall include in the Disclosure Statement the recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.

            (c) The Company shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning the Buyer or the Transitory Subsidiary furnished by the Buyer in writing for inclusion in the Disclosure Statement).

            (d) The Buyer shall ensure that any information furnished by the Buyer to the Company in writing for inclusion in the Disclosure Statement (including the Buyer Information) does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

            (e) The Principal Stockholders and certain of the Other Company Stockholders have as of the date hereof entered into a Shareholder Voting Agreement in the form attached hereto as Exhibit C, pursuant to which such Company Stockholders have agreed (i) to vote all Company Shares that are beneficially owned by them in favor of the adoption of this Agreement and the approval of the Merger, (ii) not to vote any Company Shares in favor of any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of the Company and (iii) otherwise to use their Reasonable Best Efforts to obtain the Requisite Stockholder Approval.

      4.4 Operation of Business. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Closing or the earlier termination of this Agreement in accordance with Article X hereof (the "Pre-Closing Period"), the Company shall conduct its operations only in the Ordinary Course of Business and in compliance in all material respects with all applicable U.S. federal, foreign, regional, state, provincial, county and local laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, subject to ordinary wear and tear, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, except as otherwise expressly required by this Agreement, during the Pre-Closing Period the Company shall not, without the written consent of the Buyer:

            (a) issue or sell any stock or other securities of the Company or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the exercise or conversion of Preferred Shares, Options or Warrants outstanding on the date hereof), or amend any of the terms of (including the vesting of) any Options or Warrants or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements in place on October 1, 2006 and providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company);

            (b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

            (c) create, incur or assume any indebtedness (including obligations in respect of capital leases) in excess of $25,000 in the aggregate; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity other than advances of up to a maximum of $25,000 in the aggregate to employees in the Ordinary Course of Business; provided, however, that the Company may, prior to the Preliminary Closing Balance Sheet Date, incur indebtedness of up to $50,000.00 for working capital purposes in the Ordinary Course of Business, which indebtedness shall be unsecured and shall bear simple interest at a rate no greater than 6 percent per annum; provided further that any such indebtedness, as well as all unpaid interest thereon, that remains outstanding at the (i) Preliminary Closing Balance Sheet Date shall be fully accrued for on the Preliminary Closing Balance Sheet and (ii) the Closing Date shall be fully accrued for on the Closing Balance Sheet.

            (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
Section 2.22(k) or (except for normal salary increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.22(k) or (m) of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees or consultants;

            (e) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any other corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets to customers in the Ordinary Course of Business;

            (f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest, other than purchase money security interests evidencing purchases of up to $25,000 in the aggregate incurred in the Ordinary Course of Business;

            (g) amend its certificate of incorporation, by-laws or other organizational documents;

            (h) sell, assign, transfer, license or sublicense any Company Intellectual Property, other than pursuant to non-exclusive licenses or service agreements with customers, vendors and suppliers entered into in the Ordinary Course of Business;

            (i) change the nature or scope of its business being carried on as of the date of this Agreement or commence any new business not being ancillary or incidental to such business or take any action to alter its organizational structure in any material respect;

            (j) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

            (k) make or change any Tax election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, waive or extend any statute of limitation with respect to Taxes, settle or compromise any Tax liability, claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

            (l) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 2.12, Section 2.13 or Section 2.15 of the Disclosure Schedule;

            (m) make or commit to make any capital expenditure in excess of $50,000 per item or $100,000 in the aggregate;

            (n) institute any Legal Proceeding, other than to enforce the terms of this Agreement;

            (o) settle any Legal Proceeding, other than settlements of routine litigation entered into in the Ordinary Course of Business imposing no obligation on the Company other than the payment of cash in an amount not in excess of $25,000 in the aggregate;

            (p) take any action or fail to take any action permitted by this Agreement with the Knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied;

            (q) fail to take any action necessary to preserve the validity of any Company Intellectual Property or Permit; or

            (r) agree in writing or otherwise to take any of the foregoing actions.

In addition, during the Pre-Closing Period, the Company shall (A) accept customer orders in the Ordinary Course of Business, and (B) shall continue to make regularly scheduled payments pursuant to the terms of any Contract with respect to any indebtedness, if any, in existence as of the date of this Agreement.

      4.5 Access to Information.

            (a) Except to the extent prohibited by applicable law, during the Pre-Closing Period, the Company shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer reasonable access upon reasonable notice and during normal business hours to all personnel, offices, properties, books and records of the Company, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Company, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records, provided that all such information shall be subject to the Nondisclosure Agreement between the Company and the Buyer dated August 18, 2006. The Company shall furnish to the Buyer such financial and operating data and other information as to the business of the Company as the Buyer shall reasonably request.

            (b) Within 15 business days after the end of each month ending prior to the Closing, beginning with November 1, 2006, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the financial condition and results of operations of the Company as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company.

      4.6 Notice of Breaches.

            (a) During the Pre-Closing Period, the Company shall promptly deliver to the Buyer supplemental information upon becoming aware of any events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement of the Company in this Agreement or the Disclosure Schedule inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

            (b) During the Pre-Closing Period, the Buyer shall promptly deliver to the Company supplemental information upon becoming aware of any events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement of the Buyer in this Agreement inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement.

      4.7 Exclusivity.

            (a) During the Pre-Closing Period, neither the Company nor any of the Principal Stockholders shall, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer or its representatives) concerning any acquisition, equity or debt financing (except as specifically permitted pursuant to Section 4.4(c)), joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, (ii) furnish any information concerning the business, properties or assets of the Company or the Company Shares to any party (other than the Buyer or its representatives) or
(iii) engage in negotiations or enter into any agreement with any party (other than the Buyer or its representatives) concerning any such transaction.

            (b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company and the Principal Stockholders are terminating such discussions or negotiations. If the Company or any of the Principal Stockholders receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

      4.8 Expenses. Except as otherwise expressly provided herein, the Buyer will pay all fees and expenses (including legal and accounting fees and expenses) incurred by it in connection with the transactions contemplated hereby and the Company Stockholders will pay all fees and expenses incurred by the Company Stockholders in connection with the transactions contemplated hereby. Each Company Stockholder shall be responsible for payment of all sales or transfer Taxes (including real property transfer Taxes) arising out of the conveyance of the Company Shares owned by such Company Stockholder. The Company and the Buyer shall each pay one-half of all fees and expenses (including legal fees and expenses) incurred by them in connection with complying with the Hart-Scott-Rodino Act.

      4.9 Access to Customers and Suppliers. The Company shall, if requested by the Buyer, introduce the Buyer to customers and suppliers of the Company for the purpose of facilitating the post-Closing integration of the Company and its business into that of the Buyer.

      4.10 Listing of Merger Shares. The Buyer shall, if required by the rules of The Nasdaq Stock Market, timely file with The Nasdaq Stock Market a Notification Form for Listing Additional Shares with respect to the Buyer Common Shares issuable in connection with the Merger.

      4.11 280G Covenant. Prior to the Closing Date, the Company shall submit to a stockholder vote the right of any "disqualified individual" (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such "disqualified individual" would be a "parachute payment" under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code), in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder. Such vote shall establish the "disqualified individual's" right to the payment or other compensation. In addition, before the vote is submitted to stockholders, the Company shall provide adequate disclosure to Company Stockholders that hold voting Company Shares of all material facts concerning all payments that, but for such vote, could be deemed "parachute payments" to a "disqualified individual" under
Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder. The Buyer and its counsel shall have the right to review and comment on all documents to be delivered to the Company Stockholders in connection with such vote.

      4.12 FIRPTA. Prior to the Closing, the Company shall deliver to the Buyer and to the Internal Revenue Service notices that the Company Shares are not "U.S. real property interests" in accordance with Treasury Regulations under Sections 897 and 1445 of the Code. If the Buyer does not receive the notices described above on or before the Closing Date, the Buyer, the Transitory Subsidiary, or the Exchange Agent shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code in the manner required under Section 1.17 of this Agreement.

      4.13 Indemnification. The Buyer shall not, for a period of five years after the Closing, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Certificate of Incorporation or bylaws of the Surviving Corporation for the benefit of any individual who served as a director, officer, employee or agent of the Company at any time prior to the Closing, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing.

      4.14 Conversion of Indebtedness. The Company shall, immediately prior to the Effective Time, cause the conversion of all Principal Stockholder Loans, including all principal and accrued interest payable thereunder, into the number of Common Shares equal to the principal and accrued interest payable under such Principal Stockholder Loans divided by the product of (i) the Common Conversion Ratio and (ii) the Buyer Share Price.

      4.15 Termination of Option Plan. Prior to the Effective Time, the Company shall use its Reasonable Best Efforts to (i) terminate its 2000 Stock Option Plan and (i) terminate or cause the exercise of all outstanding Options or other equity based awards issued under the 2000 Stock Option Plan.

      4.16 Foreign Qualification. Prior to the Effective Time, the Company shall take all action necessary such that it shall become duly qualified to conduct business and be in corporate and tax good standing under the laws of California and Colorado.

                                   ARTICLE V
                      CONDITIONS TO CONSUMMATION OF MERGER

      5.1 Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

            (a) either (i) the holders of at least 93% of the outstanding Company Shares as of the Effective Time shall have voted in favor of (or executed a written consent in favor of) the adoption of this Agreement and the approval of the Merger or (ii) (A) the number of Dissenting Shares shall not exceed 5% of the number of outstanding Company Shares as of the Effective Time and (B) twenty-one (21) days shall have passed after the date of the mailing of the Disclosure Statement; provided that the condition set forth in this Section 5.1(a) shall be deemed satisfied on the earlier to occur of the satisfaction of the condition set forth in Section 5.1(a)(i) or Section 5.1(a)(ii);

            (b) the Company shall have obtained at its own expense (and shall have provided copies thereof to the Buyer) (i) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, set forth on Schedule 5.1(b)(i) and (ii) all other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices which are necessary for the consummation of the transactions contemplated by the Agreement or are material to the conduct of the Company's business (it being agreed that none of the waivers, permits, consents, approvals, authorizations, registrations, filings and notices listed on Schedule 5.1(b)(ii) shall be a condition to Closing);

            (c) the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing, except to the extent that any such inaccuracies, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

            (d) the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

            (e) there shall have been no Company Material Adverse Effect as of or prior to the Closing;

            (f) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

            (g) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and under any other applicable U.S. or foreign antitrust laws shall have expired or otherwise been terminated;

            (h) the Company shall have delivered to the Buyer and the Transitory Subsidiary the Company Certificate;

            (i) the Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);

            (j) the Buyer shall have received a counterpart of the Escrow Agreement executed by the Escrow Agent and the Representative;

            (k) the Buyer shall have received from Satterlee Stephens Burke & Burke LLP, counsel to the Company and the Company Stockholders, an opinion in the form attached hereto as Exhibit D addressed to the Buyer and dated as of the Closing Date;

            (l) the Buyer shall have received estoppel certificate from each lessor from whom the Company leases real property located in Denver, Colorado consenting to the acquisition of the Company Shares by the Buyer and the other transactions contemplated hereby, and representing that there are no outstanding claims against the Company under such Lease;

            (m) there shall be no more than 35 holders of Preferred Shares as of the Effective Time;

            (n) the Buyer shall have received evidence that this Agreement and the Merger have received the Requisite Stockholder Approval; and

            (o) the Buyer shall have received such other certificates and instruments (including a certificate of good standing of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, a certified charter, a certificate as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

      5.2 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Company and the Representative:

            (a) the Buyer, if required by the rules of The Nasdaq Stock Market, shall have filed with The Nasdaq Stock Market a Notification Form for Listing of Additional Shares with respect to the Buyer Common Shares issuable in connection with the Merger;

            (b) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing, except to the extent that any such inaccuracies, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement;

            (c) each of the Buyer and the Transitory Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

            (d) the Buyer shall have delivered to the Representative the Buyer Certificate;

            (e) the Representative shall have received a counterpart of the Escrow Agreement executed by the Buyer and the Escrow Agent;

            (f) the Representative shall have received evidence of delivery of the Escrow Shares to the Escrow Agent;

            (g) the Representative shall have received from Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Buyer, an opinion in the form attached hereto as Exhibit E addressed to the Company Stockholders and dated as of the Closing Date;

            (h) no Legal Proceeding commenced by a Governmental Entity shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect; and

            (i) the Representative shall have received such other certificates and instruments (including certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

                                   ARTICLE VI
                                 INDEMNIFICATION

         6.1 Indemnification by the Company Stockholders. From and after the Effective Time, the Company Stockholders shall, except as otherwise provided in paragraph (c) below, jointly and severally indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Company, the Surviving Corporation, the Buyer or any Affiliate thereof resulting from, relating to or constituting:

            (a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company contained in this Agreement;

            (b) any failure to perform any covenant or agreement of the Company or any Company Stockholder contained in this Agreement;

            (c) any failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Company Stockholder, free and clear of all Security Interests (it being understood that the indemnity provided for in this paragraph (c) shall be on a several and not joint basis);

            (d) any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder (other than the right to receive the Merger Shares pursuant to this Agreement), including any option (other than those options assumed by the Buyer pursuant to Section 1.9), preemptive rights or rights to notice or to vote; (iii) any rights under the Certificate of Incorporation or By-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company;

            (e) any Litigation Matter;

            (f) any claim arising under Article VIII;

            (g) any of the matters set forth in paragraph 2 of Section 2.1 of the Disclosure Schedule; or

            (h) any appraisal rights claims and/or claims alleging any breach of fiduciary duty, breach of good faith and fair dealing, breach of duty of independence, fraud and/or derivative lawsuits instituted by any holder or holders of Common Shares and/or Preferred Shares.

      6.2 Indemnification Claims.

            (a) The Buyer shall give written notification to the Representative of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Buyer of notice of such Third Party Action, and shall describe in reasonable detail (to the extent then known by the Buyer) the facts constituting the basis for such Third Party Action and the amount of the claimed damages. No delay or failure on the part of the Buyer in so notifying the Representative shall relieve the Company Stockholders of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure. Within 20 days after delivery of such notification, the Representative may, upon written notice thereof to the Buyer, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Buyer; provided that (i) the Representative may only assume control of such defense if (A) it acknowledges in writing to the Buyer on behalf of all of the Company Stockholders that any damages, fines, costs or other liabilities that may be assessed against the Buyer in connection with such Third Party Action constitute Damages for which the Buyer shall be indemnified pursuant to this Article VI and (B) the ad damnum in such Third Party Action, taken together with the estimated costs of defense thereof and the Claimed Amount with respect to any unresolved claims for indemnification then pending, is less than or equal to the current balance of the Escrow Shares (valued at $46.15 per share), and (ii) the Representative may not assume control of the defense of any Third Party Action involving Taxes or criminal liability or in which equitable relief is sought against the Buyer. If the Representative does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Buyer shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Buyer with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Buyer controls the defense of such Third Party Action pursuant to the terms of this Section 6.2(a) or (ii) the Representative assumes control of such defense and the Buyer reasonably concludes that the Company Stockholders and the Buyer have conflicting interests or different defenses available with respect to such Third Party Action. Neither the Company Stockholders nor the Representative shall agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Buyer shall not be required if the Representative, on behalf of all of the Company Stockholders, agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Buyer from further liability and has no other adverse effect on the Buyer. Except as provided in Section 6.2(f) below, the Buyer shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Representative, which shall not be unreasonably withheld, conditioned or delayed.

            (b) In order to seek indemnification under this Article VI, the Buyer shall deliver a Claim Notice to the Representative.

            (c) Within 30 days after delivery of a Claim Notice, the Representative shall deliver to the Buyer a Response, in which the Representative, on behalf of the Company Stockholders, shall: (i) agree that the Buyer is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a letter instructing the Escrow Agent to disburse to the Buyer from the Escrow Shares a number of shares that if multiplied by a value of $46.15 per share will equal the Claimed Amount), (ii) agree that the Buyer is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a letter instructing the Escrow Agent to disburse to the Buyer from the Escrow Shares a number of shares that if multiplied by a value of $46.15 per share will equal the Agreed Amount) or (iii) dispute that the Buyer is entitled to receive any of the Claimed Amount. The Representative may contest the payment of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Buyer is entitled to indemnification under this Article VI. If no Response is delivered by the Representative within such 30-day period, the Company Stockholders shall be deemed to have agreed that all of the Claimed Amount is owed to the Buyer. Acceptance by the Buyer of partial payment of any Claimed Amount shall be without prejudice to the Buyer's right to claim the balance of any such Claimed Amount.

            (d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Representative and the Buyer shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Representative and the Buyer shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Representative and the Buyer agree in writing to submit the Dispute to such arbitration, then the provisions of Section 6.3(e) shall become effective with respect to such Dispute. The provisions of this Section 6.3(d) shall not obligate the Representative and the Buyer to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Representative and the Buyer to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in New York, New York, in accordance with Section 12.11. If the Buyer is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Representative and the Buyer shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to the Buyer (which notice shall be consistent with the terms of the resolution of the Dispute).

            (e) If, as set forth in Section 6.3(d), the Buyer and the Representative agree to submit any Dispute to binding arbitration, the arbitration shall be conducted in New York, New York by a single arbitrator (the "Arbitrator") in accordance with the Commercial Rules in effect from time to time and the following provisions:

                  (i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling;

                  (ii) Either party shall commence the arbitration by filing a written submission with the New York, New York office of the AAA in accordance with Commercial Rule 5 (or any successor provision);

                  (iii) All depositions or other discovery shall be conducted pursuant to the applicable U.S. federal rules relating to discovery;

                  (iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator's reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 12.11);

                  (v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 6.2(e), or (y) address or resolve any issue not submitted by the parties; and

                  (vi) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party's attorneys' fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Buyer and the Company Stockholders.

            (f) Notwithstanding the other provisions of this Section 6.2, if a third party customer or vendor asserts (other than by means of a lawsuit) that the Buyer is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which the Buyer may be entitled to indemnification pursuant to this Article VI, and the Buyer reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Buyer shall be entitled to satisfy such obligation, without prior notice to or consent from the Representative or the Company Stockholders, (ii) the Buyer may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) the Buyer shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Representative, on behalf of the Company Stockholders, to dispute the Buyer's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

            (g) The Representative shall have full power and authority on behalf of each Company Stockholders to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Company Stockholders under this Article VI. The Representative shall have no liability to any Company Stockholders for any action taken or omitted on behalf of the Company Stockholders pursuant to this Article VI.

            (h) Any indemnification payment made hereunder shall be treated by the Buyer and the Company Stockholders, to the greatest extent allowed by applicable law, as an adjustment to the Merger Consideration.

      6.3   Survival of Representations and Warranties.

            (a) Unless otherwise specified in this Section 6.3 or elsewhere in this Agreement, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue forever in full force and effect in accordance with their terms. Except for claims based on fraud or intentional misrepresentation, all representations and warranties that are covered by the indemnification obligations in Section 6.1(a) shall expire on the date 18 months following the Closing Date; provided, however, the representations and warranties set forth in: (i) Sections 2.9, 2.22 and 2.23 shall survive for the duration of the period ending 30 days following the expiration of the applicable statute of limitations, (ii) Section 2.13 shall survive for a period of five years following the Closing Date and (iii) Sections 2.2, 2.3 and 2.28 shall survive indefinitely. All matters described in this
Section 6.3(a) that survive the expiration of the 18-month escrow period are collectively referred to herein as "Permitted Matters."

            (b) If the Buyer delivers to the Representative, before expiration of a representation, warranty, covenant or agreement, either a Claim Notice based upon a breach of such representation, warranty, covenant or agreement or an Expected Claim Notice based upon a breach of such representation, warranty, covenant or agreement then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Buyer, the Buyer shall promptly so notify the Representative. The rights to indemnification set forth in this Article VI shall not be affected by (i) any investigation conducted by or on behalf of the Buyer or any knowledge acquired (or capable of being acquired) by the Buyer, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder, or
(ii) any waiver by the Buyer of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

      6.4   Limitations.

            (a) With respect to claims for Damages arising under Section 6.1(a), the Company Stockholders shall not be liable for any such Damages until the aggregate amount of all such Damages exceeds $750,000 (at which point the Company Stockholders shall become liable for all Damages under Section 6.1(a), and not just amounts in excess of $750,000); provided that the limitation set forth in this sentence shall not apply to (i) claims based on fraud or intentional misrepresentation, (ii) any claim pursuant to Section 6.1(a) relating to a breach of the representations and warranties set forth in Sections 2.2, 2.3, 2.9, 2.13, 2.22, 2.23 or 2.28, (iii) any claim arising under or related to any of the matters set forth in paragraph 2 of Section 2.1 of the Disclosure Schedule or (iv) any claim arising under or related to any of the matters set forth in Section 6.1(h) of the Disclosure Schedule or asserted pursuant to Section 6.1(h) of this Agreement.

            (b) Except for claims based on fraud or intentional misrepresentation, claims relating to any of the Permitted Matters, claims asserted pursuant to Section 6.1(h) of this Agreement and claims arising under
Article VIII, the Escrow Agreement shall be the exclusive means for the Buyer to collect any Damages for which it is entitled to indemnification under this
Article VI from any Company Stockholder. Notwithstanding the foregoing, the Buyer shall not attempt to collect any Damages directly from any Company Stockholder unless there are insufficient unclaimed Escrow Shares remaining to satisfy such Damages pursuant to the Escrow Agreement. If, prior to the expiration of the indemnification obligation (or potential indemnification obligation) set forth in Section 6.4(b), any Principal Stockholder (other than Catalyst Investors, L.P.) desires or intends to transfer, convey, distribute, gift or otherwise dispose of (other than in a sale on the Nasdaq Global Market for cash) ("transfer") any Merger Shares issued to such Principal Stockholder pursuant to this Agreement, or desires or intends to transfer the proceeds received in connection with any such transfer or in connection with any sale of Merger Shares for cash, such Principal Stockholder shall, as a condition to such transfer, and prior to consummation thereof, either (i) (A) in the case of a proposed transfer by Javva Partners, LLC, deliver to the Buyer the personal guarantee of Howard Katz, in form and substance reasonably acceptable to the Buyer, guaranteeing the indemnification obligations of Javva Partners, LLC under
Section 6.4(b), (B) in the case of a proposed transfer by Wren Holdings, LLC, deliver to the Buyer the personal guarantees of Andrew T. Dwyer and Dort A. Cameron III, each in form and substance reasonably acceptable to the Buyer, guaranteeing the indemnification obligations of Wren Holdings, LLC under Section 6.4(b), (C) in the case of a proposed transfer by Janney Montgomery & Scott, Inc., as Custodian under SEP fbo Andrew T. Dwyer or by Janney Montgomery & Scott, Inc., as Custodian under IRA fbo Andrew T. Dwyer, deliver to the Buyer the personal guarantee of Andrew T. Dwyer, each in form and substance reasonably acceptable to the Buyer, guaranteeing the indemnification obligations of such transferring entity under Section 6.4(b); (D) in the case of a proposed transfer by Cameron Family Partners, L.P., deliver to the Buyer the personal guarantee of Dort A. Cameron III, in form and substance reasonably acceptable to the Buyer, guaranteeing the indemnification obligations of Cameron Family Partners, L.P. under Section 6.4(b); or (ii) require that the transferee of such Merger Shares, proceeds or other assets, deliver to the Buyer an undertaking, in form and substance reasonably acceptable to the Buyer, pursuant to which the transferee agrees to be bound by the indemnification and other obligations set forth in
Section 6.4(b) in the same manner and to the same extent as such obligations applied to the transferring Principal Stockholder immediately prior to such transfer; provided, that no such transfer shall relieve the Principal Stockholder from any obligations hereunder. Each personal guarantee (if any) issued pursuant to clause (i)(A), (B), (C) or (D) above shall expire on the third anniversary of the date of its issue, provided, however, that if the Buyer delivers to the Representative, before such third anniversary, either a Claim Notice or an Expected Claim Notice with respect to any matter pursuant to this
Section 6.4(b), then such guaranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. Notwithstanding anything to the contrary herein, in no event shall any Principal Stockholder be required to deliver financial statements or financial related information with respect to such Principal Stockholder or any Affiliate in connection providing a guarantee in accordance with this Section 6.4(b).

            (c) Notwithstanding anything to the contrary herein, except for claims based on fraud or intentional misrepresentation, the aggregate liability of each Company Stockholder for Damages under this Article VI for any claims relating to any of the Permitted Matters and claims arising under Article VIII shall not exceed the value of 100% of the Total Merger Consideration received by such Company Stockholder pursuant to this Agreement and the Escrow Agreement (calculated at $46.15 per share).

            (d) No Company Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

            (e) Except with respect to claims based on fraud or intentional misrepresentation and claims arising under Article VIII, after the Closing, the rights of the Buyer under this Article VI shall be the exclusive remedy of the Buyer with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement.

            (f) Any recovery of Damages by the Buyer for indemnification pursuant to Article VI shall be offset by any insurance proceeds actually received by the Buyer corresponding to such indemnification claim; provided, however, nothing in this Article VI shall (i) require that the Buyer make any claim with any insurer for which it may be entitled to receive insurance proceeds, (ii) require that the Buyer take any other action to obtain such insurance proceeds or (iii) prohibit the Buyer from, or require the satisfaction of any condition precedent prior to, making any claim and collecting under the Escrow Agreement any Damages for which it is entitled to indemnification under this Article VI from any Company Stockholder. To the extent the Buyer receives any such insurance proceeds in connection with an indemnification claim under this Article VI after the delivery of Escrow Shares pursuant to Section 1.11 of this Agreement with respect to such claim, the Buyer will issue and deliver that number of Buyer Common Shares equal to the value of the insurance proceeds to the Representative (valued at $46.15 per Buyer Common Share), to be allocated among the holders of Certificates in accordance with Article I of this Agreement.

            (g) Notwithstanding anything herein to the contrary, the Buyer shall not have any right to indemnification under this Article VI for any Damages to the extent such Damages have resulted in, or otherwise been included in, any adjustment to the Base Purchase Price or the Preliminary Base Purchase Price pursuant to Section 1.10 of this Agreement.

                                   ARTICLE VII
                       REGISTRATION AND LOCK-UP OF SHARES

      7.1 Stockholder Registration Statement. The Buyer shall file with the SEC, within 10 business days following the Closing, the Stockholder Registration Statement. The Registration Statement will, when filed, comply in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. The Buyer will use its Reasonable Best Efforts to cause the Stockholder Registration Statement to be declared effective by the SEC as soon as practicable. The Buyer shall cause the Stockholder Registration Statement to remain effective until the date one year after the Closing Date or such earlier time as all of the Merger Shares covered by the Stockholder Registration Statement have been sold pursuant thereto.

      7.2 Limitations on Registration Rights.

            (a) The Buyer may, by written notice to the Company Stockholders,
(i) delay the filing or effectiveness of the Stockholder Registration Statement for no more than 90 days in the aggregate or (ii) suspend the Stockholder Registration Statement after effectiveness for no more than 90 days in the aggregate and require that the Company Stockholders (which, for the purposes of this Article VII exclusively, shall also be deemed to include holders of Warrants) immediately cease sales of shares pursuant to the Stockholder Registration Statement, in the event that (A) the Buyer files a registration statement (other than a registration statement on Form S-4 or Form S-8 or their successor forms) with the SEC for a public offering of its securities, (B) the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Buyer desires to keep confidential for business reasons, if the Buyer determines in good faith that the public disclosure requirements imposed on the Buyer under the Securities Act in connection with the Stockholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations, or (C) the Buyer fails to meet the SEC requirements, as set forth in the General Instructions to Form S-3, for use of the Stockholder Registration Statement.

            (b) If the Buyer delays or suspends the Stockholder Registration Statement or requires the Company Stockholders to cease sales of shares pursuant to paragraph (a) above, the Buyer shall, as promptly as practicable following the termination of the circumstance which entitled the Buyer to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Stockholder Registration Statement and/or give written notice to all Company Stockholders authorizing them to resume sales pursuant to the Stockholder Registration Statement. If as a result thereof the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised prospectus with the notice to Company Stockholders given pursuant to this paragraph (b), and the Company Stockholders shall make no offers or sales of shares pursuant to the Stockholder Registration Statement other than by means of such revised prospectus.

      7.3   Registration Procedures.

            (a) In connection with the filing by the Buyer of the Stockholder Registration Statement, the Buyer shall furnish to each Company Stockholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

            (b) The Buyer shall make all filings required on the part of the Buyer in connection with the proposed resale of the Merger Shares by the Company Stockholders under applicable United States state securities laws and use its Reasonable Best Efforts to otherwise register or qualify the Merger Shares covered by the Stockholder Registration Statement under the securities laws of each state of the United States; provided, however, that the Buyer shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

            (c) If the Buyer has delivered preliminary or final prospectuses to the Company Stockholders and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Company Stockholders and, if requested by the Buyer, the Company Stockholders shall immediately cease making offers or sales of shares under the Stockholder Registration Statement and return all prospectuses to the Buyer. The Buyer shall promptly provide the Company Stockholders with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Company Stockholders shall be free to resume making offers and sales under the Stockholder Registration Statement.

            (d) The Buyer shall pay the expenses incurred by it in complying with its obligations under this Article VII, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Company Stockholders in connection with sales under the Stockholder Registration Statement and (ii) the fees and expenses of any counsel retained by Company Stockholders.

      7.4 Requirements of Company Stockholders. The Buyer shall not be required to include any Merger Shares in the Stockholder Registration Statement unless:

            (a) the Company Stockholder owning such shares or entitled to receive Buyer Common Shares upon exercise of a Warrant, as the case may be, furnishes to the Buyer in writing such information regarding such Company Stockholder and the proposed sale of Merger Shares by such Company Stockholder as the Buyer may reasonably request in writing in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

            (b) such Company Stockholder shall have provided to the Buyer its written agreement:

                  (i) to indemnify the Buyer and each of its directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in the Stockholder Registration Statement made in reliance upon, or in conformity with, a written statement by such Company Stockholder furnished pursuant to this Section 7.4; and

                  (ii) to report to the Buyer sales made pursuant to the Stockholder Registration Statement.

      7.5 Indemnification. The Buyer agrees to indemnify and hold harmless each Company Stockholder whose shares are included in the Stockholder Registration Statement against any losses, claims, damages, expenses or liabilities to which such Company Stockholder may become subject by reason of any untrue statement of a material fact contained in the Stockholder Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Buyer by or on behalf of a Company Stockholder for use in the Stockholder Registration Statement. The Buyer shall have the right to assume the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this Section 7.5.

      7.6 Assignment of Rights. A Company Stockholder may not assign any of its rights under this Article VII except in connection with the transfer of some or all of his, her or its Merger Shares to his or her estate or to a child or spouse, or trust for their benefit or, in the case of a partnership, limited liability company or corporation, to its partners, members or stockholders, respectively, pursuant to a pro rata distribution of its Merger Shares, provided each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Article VII.

      7.7 Lock-up Agreements.

            (a) The Company shall deliver to the Buyer at the Closing the written undertaking of each Company Stockholder that is an employee or officer of the Company not to sell or otherwise transfer or dispose of Buyer Common Shares, except as follows: (i) one-third of the Buyer Common Shares held by such Company Stockholder may be sold or otherwise transferred or disposed of during the 180-day period immediately following the Closing, (ii) an additional one-third of the Buyer Common Shares held by such Company Stockholder may be sold or otherwise transferred during the period commencing 180 days following the Closing and ending on the first anniversary of the Closing, and (iii) the final one-third of the Buyer Common Shares held by such Company Stockholder may be sold or otherwise transferred following the first anniversary of the Closing.

            (b) The Company may impose stop-transfer instructions with respect to the shares or other securities subject to the foregoing restriction until the end of such one year period.

                                  ARTICLE VIII
                                   TAX MATTERS

      8.1 Preparation and Filing of Tax Returns; Payment of Taxes.

            (a) The Company shall prepare and timely file all Tax Returns of the Company required to be filed (taking into account extensions) prior to the Closing Date.

            (b) The Buyer shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns of the Company not filed on or before the Closing Date, including Tax Returns which were required to be filed before the Closing Date but were not filed and all other Tax Returns with respect to the Company or in respect of its business, assets or operations.

            (c) Any Tax Return to be prepared and filed by the Buyer for taxable periods beginning before the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return, and the Buyer shall consult with the Representative concerning each such Tax Return; provided however, if the Company did not file a previous similar return, the Buyer shall prepare the return in the manner determined in it sole discretion, in consultation with its Tax advisors, including, but not limited to making voluntary disclosures of Tax Returns which were not filed for previous taxable periods.

            (d) Buyer shall not file or cause to be filed any amended Tax Returns for the Company for any taxable period or portion thereof ending on or before the Closing Date without the written Consent of the Representative, which consent shall not be unreasonably withheld or delayed, if the effect of such amended Tax Return would be to increase the indemnification obligations of the Equity Holders, unless the Buyer is required by law to file such amended Tax Return.

      8.2 Tax Indemnification by the Company Stockholders.

            (a) The Company Stockholders shall indemnify the Buyer, the Company, the Surviving Corporation and their respective Affiliates in respect of, and hold the Buyer, the Company, the Surviving Corporation and such Affiliates harmless against (x) any and all Damages resulting from, relating to, or constituting a breach of any representation contained in Section 2.9 hereof, (y) any and all Damages resulting from, relating to, or constituting any failure to perform any covenant or agreement set forth in Article IV relating to Taxes or in this Article VIII, and (z) without duplication, the following Taxes with respect to the Surviving Corporation and the Company:

                  (i) Any and all Taxes due and payable by the Surviving Corporation or the Company for any taxable period that ends (or is deemed pursuant to Section 8.3(b) to end) on or before the Closing Date in excess of any accruals for current Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) on the Closing Balance Sheet; and

                  (ii) Any sales, use, transfer, stamp, conveyance, value added, recording, registration, documentary, filing or other similar Taxes and fees, whether levied on the Buyer, the Company Stockholders, the Company or any of their respective Affiliates, resulting from the Merger or otherwise on account of this Agreement or the transactions contemplated hereby.

      8.3 Allocation of Certain Taxes.

            (a) If the Surviving Corporation or the Company is permitted, but not required, under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, such day shall be treated as the last day of a taxable period.

            (b) Any Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date with respect to the Surviving Corporation and/or the Company shall be apportioned for purposes of Section 2.9 and 8.2 between the portion of the period ending on the Closing Date and the portion thereof beginning after the Closing Date (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, other than Taxes described in Section 8.2(a)(ii), based on an interim closing of the books as of the close of business on the Closing and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of the provisions of Section 8.2, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 8.3(b), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion.

      8.4 Cooperation on Tax Matters.

            (a) The Buyer and the Representative shall cooperate in (i) the preparation of all Tax Returns for any Tax periods and (ii) the conduct of any Tax Proceeding, for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years' Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party's possession requested by the other party as is relevant to the preparation of the Tax Returns or the conduct of the Tax Proceeding. Such cooperation and information also shall include without limitation promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Entity which relate to the Surviving Corporation or the Company, and providing copies of all relevant Tax Returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by any Governmental Entity and records concerning the ownership and tax basis of property, which the requested party may possess.

            (b) The Buyer shall control any Tax Proceeding with respect to the Surviving Corporation or the Company; provided that, with respect to any item the adjustment of which would cause any Company Stockholder to become obligated to make any payment pursuant to Section 8.2 hereof, the Buyer shall promptly notify the Representative of such Tax Proceeding and shall regularly consult with the Representative regarding the status of and management of such Tax Proceeding. The Buyer shall not settle any such issue without the consent of the Representative (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that the Buyer shall be permitted to file Tax Returns for all periods ending on or before the Closing Date which were not so filed by the Company and which the Buyer's Tax advisor advises the Buyer are required to be filed. Where such consent is withheld by the Representative, the Company Stockholders may continue or initiate any further Tax Proceeding at their own expense, provided that any liability of the Buyer or its Affiliates resulting from the Tax Proceeding, after giving effect to this Agreement, shall not exceed the liability that would have resulted had the Representative not withheld their consent.

      8.5 Termination of Tax-Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Company shall be terminated prior to the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

      8.6 Scope of Article VIII. Any claim by the Buyer under this Article VIII shall be pursued in accordance with the procedures for indemnification claims, and shall otherwise be subject to the terms and conditions, set forth in Article
VI. Notwithstanding the foregoing or any other term or condition of Article VI,
(i) claims under this Article VIII may be made by the Buyer any time prior to the 30th day after the expiration of the statute of limitations applicable to the Tax matter to which the claim relates and (ii) to the extent there is any inconsistency between the terms of Article VI and this Article VIII with respect to the allocation of responsibility between the Company Stockholders and the Buyer for Taxes, the provisions of this Article VIII shall govern. Except as set forth in Section 6.4(c), any limitation upon the Company Stockholders indemnification obligations pursuant to Section 6.4 shall not apply to any claim made by the Buyer under this Article VIII.

                                   ARTICLE IX
                             POST-CLOSING AGREEMENTS

      9.1 Proprietary Information.

            (a) From and after the Closing, the Principal Stockholders and each of their respective Affiliates shall not disclose or make use of any information relating to the business of the Company or the Surviving Corporation that provides the Company, the Surviving Corporation or the Buyer with a competitive advantage (or that could be used to the disadvantage of the Company, the Surviving Corporation or the Buyer by a Competitive Business), which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively referred to herein as "Proprietary Information") including, but not limited to: (a) specifications, manuals, software in various stages of development, and other technical data; (b) customer and prospect lists, details of agreements and communications with customers and prospects, and other customer information; (c) sales plans and projections, product pricing information, protocols, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans and strategies of the Company, the Surviving Corporation or the Buyer; (d) sales proposals, demonstrations systems, sales material; (e) research and development;
(f) software systems, computer programs and source codes; (g) sources of supply;
(h) identity of specialized consultants and contractors and Proprietary Information developed by them for the Company or the Surviving Corporation; (i) purchasing, operating and other cost data; (j) special customer needs, cost and pricing data; and (k) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company, the Surviving Corporation or the Buyer as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Proprietary Information shall not include such information that the Principal Stockholders can demonstrate (i) is generally available to the public (other than as a result of a disclosure by a Principal Stockholder), or (ii) was disclosed to the Principal Stockholders by a third party under no obligation to keep such information confidential, or (iii) was independently developed by the Principal Stockholders without reference to Proprietary Information and such Proprietary Information does not relate to a Competitive Business. Notwithstanding the foregoing, the Principal Stockholders shall have no obligation hereunder to keep confidential any of the Proprietary Information to the extent disclosure thereof is required by law or regulation; provided, however, that in the event disclosure is required by law or regulation, the Principal Stockholders shall use best efforts to provide the Buyer with prompt advance notice of such requirement so that the Buyer may seek an appropriate protective order.

            (b) Each Principal Stockholder agrees that the remedy at law for any breach of this Section 9.1 would be inadequate and that the Buyer or the Surviving Corporation shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 9.1.

      9.2 No Solicitation or Hiring of Former Employees. Except as provided by law, during the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, no Principal Stockholder or Affiliate thereof shall directly or indirectly recruit, solicit or induce any person who was an employee or subcontractor of the Buyer, the Buyer's subsidiaries or the Company on the date hereof or the Closing Date to terminate his or her employment with, or otherwise cease their relationship with, the Buyer (or the Surviving Corporation or any of its subsidiaries) or to become an employee of such Principal Stockholder or Affiliate, other than general solicitations in newspapers not directed at such employer or subcontractor specifically. In addition, no Principal Stockholder shall hire or employ or use in any subcontracting arrangement any present or former employee of the Company for a period of one year from the Closing without the prior written consent of an authorized executive officer of the Buyer.

      9.3 Non Competition Agreement.

            (a) During the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, no Non-competition Party shall (other than in his or her capacity as an employee of the Buyer, the Surviving Corporation or any of their respective subsidiaries) directly or indirectly, whether as a partner, officer, director, employee, stockholder, joint venturer, member, investor (other than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly-held company) or otherwise:

                  (i) engage in, operate or establish any aspect of the business of the Company as such business has been conducted by the Company, or, if such Non-competition Party becomes an employee of the Buyer, the business of the Buyer, in any county in any state of the United States of America; or

                  (ii) solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any individual, corporation or other entity which was or is a prospective client, customer or account of the Surviving Corporation or the Buyer or any of their respective subsidiaries, on the Closing Date, or had been a client, customer or account of the Surviving Corporation, the Company or the Buyer or their respective subsidiaries, if any, within a period of two years prior to the Closing Date.

            (b) The Parties agree that the duration and geographic scope of the non-competition provision set forth in this Section 9.3 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America where this provision is intended to be effective. The Principal Stockholders agree that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

                                    ARTICLE X
                                   TERMINATION

      10.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (whether before or after Requisite Stockholder Approval), as provided below:

            (a) the Parties may terminate this Agreement by mutual written consent;

            (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c), (d) or (e) of Section 5.1 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Company of written notice of such breach;

            (c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (b) or (c) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to the Buyer of written notice of such breach;

            (d) the Buyer may terminate this Agreement by giving written notice to the other Parties at any time after the stockholders of the Company have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval;

            (e) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before January 31, 2007, by reason of the failure of any condition precedent under Section 5.1 (unless the failure has been waived in writing or results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

            (f) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before January 31, 2007, by reason of the failure of any condition precedent under Section 5.2 (unless the failure has been waived in writing or results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

      10.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful or knowing breaches of this Agreement or for breaches of Section 4.7).

                                   ARTICLE XI
                                   DEFINITIONS

      For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

      "AAA" shall mean the American Arbitration Association.

      "Adjusted Base Purchase Price" shall have the meaning set forth in Section 1.10(f).

      "Affiliate" shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act.

      "Agreed Amount" shall mean part, but not all, of the Claimed Amount.

      "Agreement" shall have the meaning set forth in the first paragraph hereto.

      "Arbitrator" shall have the meaning set forth in Section 6.2(e).

      "Base Purchase Price" shall mean $149,987,500, subject to adjustment pursuant to Section 1.10(a).

      "Buyer" shall have the meaning set forth in the first paragraph of this Agreement.

      "Buyer Certificate" shall mean a certificate delivered by the Buyer (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Buyer by an authorized officer of the Buyer, to the effect that each of the conditions specified in clauses (b) and (c) of Section 5.2 is satisfied in all respects.

      "Buyer Common Shares" shall mean the common stock, par value $0.01 per share, of the Buyer.

      "Buyer Information" shall have the meaning set forth in Section
4.3(a)(iii).

      "Buyer Share Price" shall mean the average of the last reported sale prices per share of the Buyer Common Shares on The Nasdaq Global Select Market over the five consecutive trading days ending on the trading day that is one trading day prior to the Effective Date.

      "Cash Merger Consideration" shall mean the aggregate cash payable by the Buyer to Company Stockholders pursuant to Section 1.5(b).

      "CERCLA" shall mean the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

      "Certificate of Merger" shall mean the certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law in connection with the Merger.

      "Certificates" shall mean stock certificates that, immediately prior to the Effective Time, represented Company Shares converted into the right to receive either (i) Buyer Common Shares pursuant to Sections 1.5(a) or 1.5(c) (including any Company Shares referred to in Section 1.6) or (ii) Cash Merger Consideration pursuant to Section 1.5(b).

      "Claim Notice" shall mean written notification which contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Buyer and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Buyer is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.

      "Claimed Amount" shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Buyer in connection with a claim for indemnification pursuant to Article VI.

      "Closing" shall mean the closing of the Merger contemplated by this Agreement.

      "Closing Balance Sheet" shall mean the balance sheet of the Company as of the Closing Date prepared in accordance with the provisions of Section 1.10 hereof.

      "Closing Date" shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the Merger contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties.

      "Closing Net Asset Value Adjustment" shall mean the amount of the difference between the Net Asset Value and the Preliminary Net Asset Value, as it may be adjusted pursuant to the resolution of any disputes resolved pursuant to Section 1.10(d). The Closing Net Asset Value Adjustment shall be expressed as a positive number if the Net Asset Value on the Closing Balance Sheet is greater than the Preliminary Net Asset Value and as a negative number if the Net Asset Value on the Closing Balance Sheet is less than the Preliminary Net Asset Value.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Commercial Rules" shall mean the Commercial Arbitration Rules of the AAA.

      "Common Conversion Ratio" shall have the meaning set forth in Section 1.5(a).

      "Common Shares" shall mean the shares of common stock, par value $0.01 per share, of the Company.

      "Company" shall have the meaning set forth in the first paragraph of this Agreement.

      "Company Certificate" shall mean a certificate delivered by the Company (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Company by the President and the Chief Financial Officer of the Company, to the effect that each of the conditions specified in clauses (a) through (f) and clause (m) of Section 5.1 is satisfied in all respects.

      "Company Intellectual Property" shall mean the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

      "Company Licensed Intellectual Property" shall mean all Intellectual Property that is licensed to the Company by any third party.

      "Company Material Adverse Effect" shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, financial condition, or results of operations of the Company, other than any change, event, circumstance or development resulting (A) from changes in the United States economy in general, so long as such changes do not disproportionately affect the business of the Company, (B) from changes in the industry in which the Company operates, so long as such changes do not disproportionately affect the business of the Company, or (C) from the announcement or pendency of the Merger, (ii) the ability of the Buyer to operate the business of the Company immediately after the Closing or (iii) the ability of the officers of the Buyer, following the Closing, to certify without qualification to the Buyer's financial statements or filings made with the SEC as they relate to the business or operations previously conducted by the Company. For the avoidance of doubt, the parties agree that the terms "material," "materially" and "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

      "Company Owned Intellectual Property" shall mean all Intellectual Property owned or purported to be owned by the Company, in whole or in part.

      "Company Plan" shall mean any Employee Benefit Plan maintained, or contributed to, by the Company or any ERISA Affiliate.

      "Company Registrations" shall mean Intellectual Property Registrations that are registered or filed in the name of the Company, alone or jointly with others.

      "Company Shares" shall mean the Common Shares and the Preferred Shares.

      "Company Source Code" shall mean the source code for any Software included in the Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software.

      "Company Stock Plan" shall mean any stock option plan or other stock or equity-related plan of the Company.

      "Company Stockholders" shall mean the Principal Stockholders and the Other Company Stockholders.

      "Competitive Business" shall mean any business or other activity that, directly or indirectly, provides one or more third parties with content and/or applications delivery or solutions for digital or other rich media production, publishing, monetization and/or distribution.

      "Contract" shall have the meaning set forth in Section 2.15.

      "Controlling Party" shall mean the party controlling the defense of any Third Party Action.

      "Customer Offerings" shall mean (a) the products and services currently under development by the Company, (b) the products developed or created by the Company (including Software and Documentation) that the Company (i) currently manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous six years and (c) the services that the Company (i) currently provides or makes available to third parties, or
(ii) has provided or made available to third parties within the previous six years. A true and complete list of all Customer Offerings is set forth in
Section 2.13(c) of the Disclosure Schedule.

      "Damages" shall mean any and all claims, debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution procedures), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Buyer and the Company Stockholders as set forth in Section 6.2(e)(vi).

      "Disclosure Schedule" shall mean the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer.

      "Disclosure Statement" shall mean a written proxy or information statement containing the information prescribed by Section 4.3(a).

      "Dispute" shall mean the dispute resulting if the Representative, acting on behalf of the Company Stockholders, in a Response disputes the liability of the Company Stockholders for all or part of a Claimed Amount.

      "Dispute Notice" shall have the meaning set forth in Section 1.10(d).

      "Dissenting Shares" shall mean Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time.

      "Documentation" shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

      "DOHS" shall have the meaning set forth in Section 2.21(f)

      "DOL" shall have the meaning set forth in Section 2.21(f).

      "EAD" shall have the meaning set forth in Section 2.21(f).

      "Effective Time" shall mean the time at which the Surviving Corporation files the Certificate of Merger with the Secretary of State of the State of Delaware.

      "Employee Amount" shall mean the number of Buyer Common Shares that, when multiplied by $46.15, will equal the aggregate amount owed under all severance, change of control, retention payments and similar obligations of the Company in connection with the Merger and the other transactions contemplated by this Agreement.

      "Employee Benefit Plan" shall mean any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, and all severance agreements, written or otherwise, for the benefit of or relating to any current or former employee or independent contractor of the Company or any ERISA Affiliate.

      "Environmental Law" shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other persons. As used above, the term "release" shall have the meaning set forth in CERCLA.

      "Equity Holders" shall mean the Company Stockholders and the holders of any Options or Warrants outstanding immediately prior to the Effective Time.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" shall mean any entity which is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

      "Escrow Agent" shall mean U.S. Bank National Association.

      "Escrow Agreement" shall mean the Escrow Agreement in the form attached hereto as Exhibit B by and among the Buyer, the Representative and the Escrow Agent.

      "Escrow Amount" shall mean, with respect to each Company Stockholder whose Company Shares are convertible into Buyer Common Shares pursuant to Section 1.5(a) or 1.5(c), such number of Buyer Common Shares obtained by multiplying (a) the Company Stockholder's Escrow Percentage by (b) the aggregate number of Escrow Shares (with any fraction of one-half of a share or more resulting from such multiplication to be rounded up to the nearest whole number and any fraction of less than one-half of a share resulting from such multiplication to be rounded down to the nearest whole number).

      "Escrow Percentage" applicable to each Company Stockholder whose Company Shares are convertible into Buyer Common Shares pursuant to Section 1.5(a) or 1.5(c), shall mean the percentage (expressed as a fraction) obtained as a result of dividing (a) the number of issued and outstanding Company Shares (determined on an as converted to Common Shares basis) owned by such Company Stockholder immediately prior to the Effective Time by (b) the aggregate number of Company Shares (determined on an as converted to Common Shares basis) issued and outstanding immediately prior to the Effective Time are convertible to Buyer Common Shares pursuant to Section 1.5(a) or 1.5(c).

      "Escrow Period" shall mean the period during which Escrow Shares are to be held in escrow, as set forth in the Escrow Agreement.

      "Escrow Shares" shall mean 406,250 Buyer Common Shares deposited in escrow pursuant to Sections 1.5(e), 1.6(b) and Section 1.11(a) and held and disposed of in accordance with the terms of the Escrow Agreement.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "Exchange Agent" shall mean Computershare.

      "Expected Claim Notice" shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Buyer reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.

      "Exploit" shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

      "Financial Statements" shall mean:

            (a) the audited balance sheets and statements of income, changes in stockholders' equity and cash flows of the Company, and all required footnote disclosures, as of the end of and for each of the fiscal years ended June 30, 2004, 2005, and 2006, as certified without qualification by Correia & Associates, the Company's independent public accountants; and

            (b) the unaudited balance sheets of the Company for the quarter ended September 30, 2006, and any calendar quarter between the date of this Agreement and the Closing Date, and the related unaudited statements of operations, changes in stockholders' equity and cash flows for each of the fiscal quarters then ended, which interim financial statements shall have been reviewed in accordance with Statement of Accounting Standards No. 100.

      "GAAP" shall mean United States generally accepted accounting principles.

      "Governmental Entity" shall mean any domestic or foreign court, arbitrational tribunal, administrative agency or commission or other domestic or foreign governmental or regulatory authority or agency.

      "Hart-Scott-Rodino Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Initial Merger Shares" shall have the meaning set forth in Section
1.5(e).

      "Intellectual Property" shall mean the following subsisting throughout the world:

            (a)   Patent Rights;

            (b)   Trademarks and all goodwill in the Trademarks

            (c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

            (d) mask works and registrations and applications for registration thereof;

            (e) inventions, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

            (f) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

      "Intellectual Property Registrations" means Patent Rights, Trademark registrations, copyright and design registrations, mask work registrations and applications for each of the foregoing.

      "Internal Systems" shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus developed by the Company and used by the Company in its business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or hosted at a third party site.

      "Knowledge of the Company", "Company's Knowledge" and phrases of like import shall mean the knowledge of Troy Snyder, John Walpuck, Todd Walsh, Christopher Knox, Jerry Scheibeler, Andy Dwyer, Dort Cameron and Robert Green. The above named individuals will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such individual has actual knowledge of such fact, circumstance, event or other matter, (b) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual) in the possession of such individual, including his or her personal files, (c) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such individual that would reasonably be expected to be reviewed by such individual in the customary performance of his or her duties or (d) such fact, circumstance, event or other matter would be known to such individual had he or she made reasonable inquiry of appropriate employees.

      "Lease" shall mean any lease or sublease pursuant to which the Company leases or subleases from another party any real property.

      "Legal Proceeding" shall mean any action, suit, proceeding, claim, arbitration or, to the knowledge of the applicable party, complaint, hearing or investigation before any Governmental Entity or before any arbitrator.

      "Litigation Matter" shall mean any Legal Proceedings in which the Company is a party at the Closing Date.

      "Loan Amount" shall mean the number of Buyer Common Shares equal to (i) all principal and accrued interest payable under the Principal Stockholder Loans divided by (ii) the Buyer Share Price.

      "Materials of Environmental Concern" shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

      "Merger" shall mean the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement.

      "Merger Shares" shall mean the Buyer Common Shares to be distributed to the Equity Holders in the Merger.

      "Most Recent Balance Sheet" shall mean the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.

      "Most Recent Balance Sheet Date" shall mean September 30, 2006.

      "Net Asset Value" shall mean the total assets of the Company, excluding goodwill and any deferred tax assets, less the total liabilities of the Company as shown on the Preliminary Closing Balance Sheet or the Closing Balance Sheet, as the case may be.

      "Neutral Accountant" shall have the meaning set forth in Section 1.10(d).

      "Non-competition Party" shall mean Troy Snyder, Christopher Knox, Jerry Scheibeler, Andy Dwyer, John Walpuck, Dort Cameron and Robert Green.

      "Non-controlling Party" shall mean the party not controlling the defense of any Third Party Action.

      "Open Source Materials" means all Software, Documentation or other material that is distributed as "free software", "open source software" or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

      "Option" shall mean each option to purchase or acquire Company Shares.

      "Option Plan" shall mean the Company's 2000 Stock Option Plan and 2002 Stock Option Plan.

      "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

      "Other Company Stockholders" shall mean stockholders of the Company other than the Principal Stockholders.

      "Parties" shall have the meaning set forth in the first paragraph of this Agreement.

      "Patent Rights" shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

      "Permits" shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

      "Permitted Matters" shall have the meaning set forth in Section 6.3(a).

      "Pre-Closing Period" shall have the meaning set forth in Section 4.4.

      "Preferred Conversion Ratio" shall have the meaning set forth in Section 1.5(b).

      "Preferred Shares" shall mean the shares of preferred stock, par value $0.01 per share, of the Company.

      "Preliminary Base Purchase Price" shall have the meaning set forth in
Section 1.10(a).

      "Preliminary Closing Balance Sheet" shall have the meaning set forth in
Section 1.10(a).

      "Preliminary Closing Balance Sheet Date" shall have the meaning set forth in Section 1.10(a).

      "Preliminary Net Asset Value" shall have the meaning set forth in Section 1.10(a).

      "Principal Stockholders" shall have the meaning set forth in the first paragraph of this Agreement.

      "Principal Stockholder Loans" shall mean all outstanding instruments of indebtedness issued by the Company to certain of the Principal Stockholders, all of which are identified in Section 2.27 of the Disclosure Schedule.

      "Reasonable Best Efforts" shall mean best efforts, to the extent commercially reasonable.

      "Representative" shall mean Wren Holdings, L.L.C.

      "Requisite Stockholder Approval" shall mean the adoption of this Agreement and the approval of the Merger by the requisite number of votes required under Delaware General Corporation Law and the certificate of incorporation, by-laws and other governing documents of the Company.

      "Response" shall mean a written response containing the information provided for in Section 6.2(c).

      "SEC" shall mean the United States Securities and Exchange Commission.

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      "Security Interest" shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (a) mechanic's, material men's and similar liens, (b) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company.

      "Share Merger Consideration" shall mean 3,250,000 Buyer Common Shares, subject to adjustment pursuant to Sections 1.10(a)(i) and 1.10(a)(ii).

      "Software" shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

      "Stockholder Registration Statement" shall mean a registration statement on Form S-3 pursuant to Rule 415 of the Securities Act covering the continuous resale to the public by the Company Stockholders and the holders of Warrants of the Merger Shares.

      "Surviving Corporation" shall mean the Company, as the surviving corporation in the Merger.

      "Target Amount" shall mean $0.

      "Tax Proceeding" shall mean any Tax audit, examination or administrative or judicial proceeding, including without limitation any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes.

      "Tax Returns" shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof.

      "Taxes" shall mean any taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

      "Third Party Action" shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by the Buyer under Article VI.

      "Total Company Shares" shall mean the number of Company Shares equal to the sum of (X) the number of Common Shares outstanding immediately prior to the Effective Time plus (Y) the number of Common Shares that would be issued upon the conversion, exercise or exchange of all of the Company's securities convertible into, exercisable for or exchangeable for Common Shares (including, but not limited to, all vested and unvested outstanding Options, Warrants, convertible preferred stock and convertible promissory notes) ; provided, however, that the Common Shares issuable upon the conversion of the Principal Stockholder Loans pursuant to Section 4.14 shall not be included in the determination of Total Company Shares.

      "Total Merger Consideration" shall mean the aggregate number of Buyer Common Shares issuable, and the aggregate Cash Merger Consideration payable, by the Buyer pursuant to this Agreement.

      "Trademarks" shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

      "Transaction Costs" shall mean the transaction fees and expenses payable by the Company in connection with the transactions contemplated by this Agreement, including legal, accounting, financial advisory and brokerage fees.

      "Transitory Subsidiary" shall have the meaning set forth in the first paragraph of this Agreement.

      "Warrant" shall mean each warrant or other contractual right to purchase or acquire Company Shares.

      "Work Permit" shall have the meaning set forth in Section 2.21(f).

                                   ARTICLE XII
                                  MISCELLANEOUS

      12.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that
(a) any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure) and (b) the Buyer and its Affiliates shall not be bound by the provisions of this Section 12.1 following the Closing Date.

      12.2 No Third Party Beneficiaries. Except as provided in Section 4.13, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

      12.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Nondisclosure Agreement dated August 18, 2006, between the Buyer and the Company, shall remain in effect in accordance with its terms.

      12.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

      12.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

      12.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      12.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

To the Buyer or the Transitory Subsidiary:                   with a copy to:

Akamai Technologies, Inc.                                    Wilmer Cutler Pickering Hale and Dorr LLP
8 Cambridge Center                                           60 State Street
Cambridge, MA 02142                                          Boston, MA  02109
Attn:  General Counsel                                       Attn: Susan W. Murley, Esq.
Telecopy:  (617) 444-3695                                    Telecopy:  (617) 526-5000
Telephone:   (617) 444-3000                                  Telephone:  (617) 526-6000

To the Company:                                              To the Company Stockholders:

Nine Systems Corporation                                     c/o Andrew T. Dwyer
10509 Vista Sorrento Parkway                                 as Representative
Suite 200                                                    Wren Holdings, LLC
San Diego, CA 92121                                          c/o Airlie Group
Attn: Troy Snyder                                            115 East Putnam Ave.,
Telecopy: (858) 453-0393                                     Greenwich, CT 06830
Telephone: (858) 332-3903                                    Telecopy: (203) 661-0479
                                                             Telephone: (203) 661-6200

With a copy to:

Satterlee Stephens Burke & Burke LLP
230 Park Ave.
New York, NY 10169
Attn: William M. Jackson, Esq.
Telecopy:   (212) 818-9606
Telephone:   (212) 818-9200

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      12.8 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

      12.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      12.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

      12.11 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 12.7, provided that nothing in this Section 12.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

      12.12 Construction.

            (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

            (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

            (c) Any reference herein to "including" shall be interpreted as "including without limitation".

            (d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

                [REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                        AKAMAI TECHNOLOGIES, INC.:

                                        /s/ Paul Sagan
                                        ---------------------------------------

                                        By: Paul Sagan

                                        Title: President & CEO

                                        NANTUCKET ACQUISITION CORP.:

                                        /s/ Paul Sagan
                                        ---------------------------------------

                                        By: Paul Sagan

                                        Title: President

                                        NINE SYSTEMS CORPORATION:

                                        /s/ Troy Snyder
                                        ---------------------------------------

                                        By: Troy Snyder

                                        Title: President and CEO

                                        JAVVA PARTNERS LLC

                                        By: /s/ Howard Katz
                                            -----------------------------------
                                            Name: Howard Katz
                                            Title: Managing Member

                                        WREN HOLDINGS, L.L.C.

                                        By: /s/ Dort Cameron
                                            -----------------------------------
                                            Name: Dort A. Cameron III
                                            Title: Managing Member

                                        CATALYST INVESTORS, L.P.

                                        By: Catalyst Investors Partners, L.P.,
                                            Its General Partner

                                        By: Catalyst Investors Partners, L.L.C.,
                                            Its General Partner

                                        By: /s/ Christopher J. Shipman
                                            -----------------------------------
                                            Name: Christopher J. Shipman
                                            Title: Vice President

                                        JANNEY MONTGOMERY & SCOTT, INC., AS
                                        CUSTODIAN UNDER IRA FOR THE BENEFIT OF
                                        ANDREW T. DWYER

                                        By: /s/ Ross Campbell
                                            -----------------------------------
                                            Name: Ross Campbell
                                            Title: Senior Vice President

                                        JANNEY MONTGOMERY & SCOTT, INC., AS
`                                       CUSTODIAN UNDER SEP FOR THE BENEFIT OF
                                        ANDREW T. DWYER

                                        By: /s/ Ross Campbell
                                            -----------------------------------
                                            Name: Ross Campbell
                                            Title: Senior Vice President

                                        CAMERON FAMILY PARTNRERS, L.P.

                                        By: /s/ Dort Cameron
                                            -----------------------------------
                                            Name: Dort A Cameron
                                            Title:

The undersigned are each a party to this Agreement and Plan of Merger solely for the purposes of Section 9.3 hereof:

                                        TROY SNYDER

                                        /s/ Troy Snyder
                                        ---------------------------------------

                                        CHRISTOPHER KNOX

                                        /s/ Christopher Knox
                                        ---------------------------------------

                                        JERRY SCHEIBELER

                                        /s/ Jerry Scheiberler
                                        ---------------------------------------

                                        ANDY DWYER

                                        /s/ Andy Dwyer
                                        ---------------------------------------

                                        DORT CAMERON

                                        /s/ Dort Cameron
                                        ---------------------------------------

                                        JOHN WALPUCK

                                        /s/ John Walpuck
                                        ---------------------------------------

                                        ROBERT GREEN

                                        /s/ Robert Green
                                        ---------------------------------------

                                    EXHIBIT A

                        INVESTMENT REPRESENTATION LETTER

                               ____________, 2006

Akamai Technologies, Inc.
8 Cambridge Center
Cambridge, MA 02142

Dear Sirs:

      In order to induce Akamai Technologies, Inc., a Delaware corporation (the "Buyer"), to issue to the undersigned shares of common stock of the Buyer (the "Shares") pursuant to the Agreement and Plan of Merger dated November __, 2006 (the "Agreement") among the Buyer, a subsidiary of the Buyer, Nine Systems Corporation, a Delaware corporation (the "Company"), and the Principal Stockholders (as defined in the Agreement), the undersigned represents and warrants to the Buyer, for the purposes of determining whether the undersigned falls within the definition of an "accredited investor" and with the understanding that the Buyer will rely thereon, as follows:

INSTRUCTIONS: PLEASE CHECK ANY OF THE APPROPRIATE BLOCKS FOR ANY STATEMENT THAT APPLIES TO YOU:

[ ] The undersigned is a natural person whose individual net worth, or joint net worth with his or her spouse, exceeds $1,000,000, and the undersigned has no reason to believe that such net worth will decrease.

[ ] The undersigned is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with his or her spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

[ ] The undersigned is a bank as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; a broker dealer registered pursuant to
      Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of

      $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

[ ]   The undersigned is a private business development company as defined in
      Section 202(a)(22) of the Investment Advisers Act of 1940.

[ ] The undersigned is an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities of the Buyer, with total assets in excess of $5,000,000.

[ ] The undersigned is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities of the Buyer, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii).

[ ] The undersigned is an entity in which all the equity owners are accredited investors.

      The undersigned further represents, warrants and covenants as follows:

      The undersigned has good and marketable title, free and clear of any and all liens or security interests, to all of the shares of capital stock of the Company surrendered or to be surrendered by the undersigned to the Buyer pursuant to the merger contemplated by the Agreement, and has the full right, power and authority to surrender such shares to the Buyer pursuant to such merger.

      The undersigned is acquiring the Shares for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act of 1933 (the "Securities Act"), or any rule or regulation under the Securities Act.

      The undersigned has had adequate opportunity to obtain from representatives of the Buyer such information about the Buyer as is necessary for the undersigned to evaluate the merits and risks of its acquisition of the Shares.

      The undersigned has sufficient expertise in business and financial matters to be able to evaluate the risks involved in the acquisition of the Shares and to make an informed investment decision with respect to such acquisition.

      The undersigned understands that the Shares have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act; and the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

      A legend substantially in the following form will be placed on the certificate(s) representing the Shares:

            "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required."

      The undersigned has carefully read this agreement and discussed its requirements, to the extent the undersigned believed necessary, with its counsel or counsel for the Company.

                                        Very truly yours,

                                        ---------------------------------------
                                        Signature

                                        ---------------------------------------
                                        Print Name

                                    EXHIBIT B

                                ESCROW AGREEMENT

      THIS ESCROW AGREEMENT (the "Agreement"), is entered into as of December 13, 2006, by and among (i) Akamai Technologies, Inc., a Delaware corporation (the "Buyer"), (ii) Wren Holdings, L.L.C., as the representative (the "Representative") of the Company Stockholders (as defined below), and (iii) U.S. Bank National Association, as escrow agent (the "Escrow Agent").

                              W I T N E S S E T H:

      WHEREAS, the Buyer, Nine Systems Corporation, a Delaware corporation (the "Company"), Nantucket Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer ("Transitory Sub"), and Wren Holdings, L.L.C., Cameron Family Partnership, L.P., Janney Montgomery & Scott, Inc., as custodian under SEP fbo Andrew T. Dwyer, Janney Montgomery & Scott, Inc., as custodian under IRA fbo Andrew T. Dwyer, Javva Partners LLC and Catalyst Investors, L.P. (collectively, the "Principal Stockholders") entered into an Agreement and Plan of Merger dated November 17, 2006 (the "Merger Agreement"), providing for the merger of Transitory Sub with and into the Company, and setting forth certain covenants and conditions in respect thereof; and

      WHEREAS, the Merger Agreement provides that a portion of the Total Merger Consideration (as defined below) to be paid by the Buyer to the Company Stockholders thereunder shall be held in escrow pursuant to this Agreement; and

      WHEREAS, the Buyer, the Company Stockholders and the Representative desire that the Escrow Agent hold and release such escrowed consideration, and the Escrow Agent is willing to do so, on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.    CERTAIN DEFINED TERMS.

      As used in this Agreement, the following terms shall have the following meanings:

      "Affiliate" shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

      "Agreed Amount" shall mean any part, but not all, of the Claimed Amount.

      "Business Day" means any day that is not a Saturday, Sunday or other day on which the Escrow Agent is required or authorized by law to be closed.

      "Claim Notice" shall mean written notification which contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Buyer or any Affiliate thereof, and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Buyer is entitled to indemnification under Article VI of the Merger Agreement for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.

      "Claimed Amount" shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Buyer or any Affiliate thereof in connection with a claim for indemnification pursuant to Article VI of the Merger Agreement.

      "Company Stockholders" shall mean the stockholders of record of the Company as of immediately prior to the effective time of the merger effected pursuant to the Merger Agreement.

      "Damages" shall mean any and all claims, debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution proceedings), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Buyer and the Company Stockholders as set forth in Section 6.2(e)(vi) of the Merger Agreement.

      "Dispute" shall mean the dispute resulting if the Representative, acting on behalf of the Company Stockholders, in a Response disputes the liability of the Company Stockholders for all or part of a Claimed Amount.

      "Exchange Agent" means Computershare, acting as exchange agent in connection with the delivery of the Total Merger Consideration pursuant to the Merger Agreement.

      "Expected Claim Notice" shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Buyer reasonably expects to incur Damages for which it is entitled to indemnification under Article VI of the Merger Agreement.

      "Response" shall mean a written response from the Representative, on behalf of the Company Stockholders, with respect to a Claim Notice in which the Representative: (i) agrees that the Buyer is entitled to receive all of the Claimed Amount, (ii) agrees that the Buyer is entitled to receive the Agreed Amount, or (iii) disputes that the Buyer is entitled to receive any of the Claimed Amount.

      "Third Party Action" shall mean any suit or proceeding by a person or entity other than the Buyer, the Transitory Subsidiary, the Company or the Principal Stockholders for which indemnification may be sought by the Buyer under Article VI of the Merger Agreement.

      "Total Merger Consideration" shall have the meaning ascribed to such term in the Merger Agreement.

2. Appointment of Escrow Agent. The Escrow Agent is hereby constituted and appointed as escrow agent hereunder.

3. Escrow Shares. On the effective date of the Merger (as defined in the Merger Agreement), the Buyer shall instruct the Exchange Agent to deliver to the Escrow Agent a stock certificate, issued in the name of the Escrow Agent or its nominee, Var & Co., representing 406,250 shares of Common Stock, $0.01 par value per share (the "Common Stock"), of the Buyer (the "Escrow Shares") to be held by the Escrow Agent in accordance with the terms of this Agreement. Any securities distributed in respect of any of the Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be issued in the name of the Escrow Agent or its nominee, and shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account. Such securities shall be considered Escrow Shares for purposes hereof. Any cash dividends or property (other than securities) distributed in respect of the Escrow Shares shall promptly be released by the Escrow Agent to the Exchange Agent for distribution to the Company Stockholders. The Escrow Agent hereby agrees to act with respect to the Escrow Shares as hereinafter set forth. The Escrow Shares will be retained by the Escrow Agent for safekeeping pursuant to the terms hereof
      (a) as security for the indemnity obligations of certain of the Company Stockholders under Article VI of the Merger Agreement and (b) to satisfy, in accordance with Section 1.10 of the Merger Agreement, any post-closing adjustment obligations to the Buyer pursuant to Section 1.10(f)(i) of the Merger Agreement. The Escrow Shares are not subject to any transfer restrictions, except for contractual lock up restrictions for which the Escrow Agent shall not be responsible. Any cash held by the Escrow Agent hereunder shall remain uninvested. The Escrow Agent shall be under no obligation to sell any of the Escrow Shares.

4. Release of Escrow Shares. The Escrow Agent shall release the Escrow Shares only in accordance with the provisions of this Section 4.

      4.1 In the event that Buyer desires to seek an indemnification claim hereunder, Buyer shall provide the Escrow Agent with a Claim Notice or Expected Claim Notice signed by the Buyer. Such Claim Notice or Expected Claim Notice shall specify the number of Escrow Shares represented by the Claimed Amount, calculated as the Claimed Amount divided by $46.15 per share, and rounded to the nearest whole number of Escrow Shares. Such Claim Notice or Expected Claim Notice shall be sent by the Buyer to the Escrow Agent and to the Representative simultaneously.

      4.2 If the Escrow Agent receives a Claim Notice and within twenty (20) days after the receipt by the Escrow Agent of such Claim Notice either (a) does not receive a Response from the Representative, or
            (b) receives a Response from the Representative in which the Representative agrees that the Buyer is entitled to receive all of the Claimed Amount, then, in either such case, the Escrow Agent will release to Buyer, on behalf of the Company Stockholders, a number of Escrow Shares specified in such Claim Notice within three (3) Business Days after the expiration of such 20-day period. The Representative shall send a copy of any Response to the Buyer at the same time such Response is sent to the Escrow Agent.

      4.3 If the Escrow Agent receives a Response that relates to a Claim Notice (other than a Response covered by Section 4.2 above) within twenty (20) days after the receipt by the Representative of such Claim Notice, the Escrow Agent will, in respect of such Claim Notice, release to the Buyer a number of Escrow Shares specified in such Response equal to the Agreed Amount (if any), calculated as specified in 4.1 above , within three (3) Business Days after the receipt of such Response; provided that, if the Response does not set forth the number of Escrow Shares equal to the Agreed Amount, within two (2) Business Days of receipt of the Response, the Buyer may provide such number of Escrow Shares, based upon the Agreed Amount divided $46.15, to the Escrow Agent (with a copy to the Representative) (the "Agreed Amount Share Notice")), in which case the Escrow Agent will release to the Buyer the number of Escrow Shares set forth in the Agreed Amount Share Notice within three (3) Business Days after the receipt of such Agreed Amount Share Notice. Acceptance by the Buyer of a partial payment of the Claimed Amount shall be without prejudice to the Buyer's right to claim the balance of any Claimed Amount.

      4.4 In case the Representative shall provide a Response with respect to any Claim Notice in accordance with Section 4.3 above, during the 30-day period following delivery of the Response, the Representative and Buyer shall use good faith efforts to resolve the Dispute. If, within thirty (30) days after receipt of a Response involving a Dispute, the Representative and the Buyer are unable to agree on a resolution of the matter, the parties shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Representative and the Buyer agree in writing to submit the Dispute to such arbitration, then the provisions of Section 6.3(e) of the Merger Agreement shall become effective with respect to such Dispute. The provisions of this Section 4.4 shall not obligate the Representative and the Buyer to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Representative and the Buyer to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in New York, New York, in accordance with Section 12.11 of the Merger Agreement. The Representative and the Buyer shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, final and unappealable judicial decision or otherwise), a written notice executed by both parties setting forth such resolution (which notice shall be consistent with the terms of the resolution of the Dispute) and instructing the Escrow Agent to deliver to the Buyer the number of Escrow Shares (if any) set forth in such notice.

      4.5 If the Closing Net Asset Value Adjustment (as defined in the Merger Agreement) is negative, as determined pursuant to the Merger Agreement, the Buyer and the Representative shall jointly notify the Escrow Agent within three (3) Business Days after any such determination is made pursuant to the terms of the Merger Agreement, and the Escrow Agent shall make the disbursement of Escrow Shares in the amount set forth in such notice within three (3) Business Days following its receipt of such notice. If the Closing Net Asset Value Adjustment is positive as determined pursuant to the Merger Agreement, the Buyer shall instruct the Exchange Agent to deliver to the Escrow Agent a stock certificate, in the name of the Escrow Agent or its nominee, for a number of shares of Common Stock that, when multiplied by $46.15 per share, will be equal to 12.5% of the Closing Net Asset Value Adjustment, such shares to be held in accordance with the terms of this Agreement; any such shares shall be considered "Escrow Shares" for purposes of this Agreement. The Buyer will deliver written notice to the Escrow Agent of such additional shares of Common Stock, and identify such shares as additional Escrow Shares.

      4.6 Within three (3) Business Days after June 13, 2008 (such date, the "Termination Date"), the Escrow Agent shall release to the Exchange Agent for distribution to the Company Stockholders all remaining Escrow Shares then held by the Escrow Agent less the number of Escrow Shares, if any, that will equal all amounts that are either subject to any unresolved Claim Notices or Expected Claim Notices (including any amounts subject to litigation under the terms of this Agreement) or are due to be released or disbursed under a Claim Notice or an Expected Claim Notice or written notice of release. In the event that any Escrow Shares are not released to the Exchange Agent pursuant to the first sentence of this Section 4.6, then any such remaining Escrow Shares shall be released or disbursed only in accordance with Sections 4.1, 4.2 and 4.3 hereof.

      4.7 The Escrow Agent shall, promptly after each release or disbursement of the Escrow Shares set forth in this Section 4, deliver to the Representative and the Buyer a notice setting forth the aggregate number of the Escrow Shares so released or disbursed to the Exchange Agent, for distribution to the Company Stockholders, or to the Buyer and the balance of the Escrow Shares as of such date.

5. Transferability. Except as expressly set forth in this Agreement, the interest of the Company Stockholders, the Buyer, or the Escrow Agent in the Escrow Shares shall not be assignable or transferable, other than by operation of law; provided however, that each such assignee or transferee agrees in writing to be bound by all the terms and conditions of this Agreement as if he were an original party hereto and further provided that the assignor provides the other parties hereto prior written notice of such assignment or transfer. The Escrow Shares shall be held as a trust fund and none of the Company Stockholders or any party hereto shall pledge, grant a lien or other security interest, grant an option or otherwise encumber its interests in the Escrow Shares. Any assignment, transfer or encumbrance of an interest in the Escrow Shares in violation of this Section 5 shall be void.

6. Termination. This Agreement shall terminate upon release, in accordance with the provisions hereof, of all Escrow Shares. The obligations of the Buyer and the Company Stockholders to pay accrued fees to the Escrow Agent pursuant to

      Section 8.7 hereof and of the Buyer and the Company Stockholders to indemnify the Escrow Agent pursuant to Section 8.8 hereof shall survive any termination of this Agreement or replacement of the Escrow Agent hereunder.

7. No Creditor Rights. The Buyer and the Company Stockholders shall be entitled to receive Escrow Shares solely in accordance with the terms hereof. No creditor of the Buyer, the Company, the Exchange Agent or the Company Stockholders will have any rights in or to the Escrow Shares so long as such Escrow Shares remain subject to the terms of this Agreement.

8.    MATTERS RELATING TO THE ESCROW AGENT.

      8.1 The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement. Unless otherwise determined in this Agreement, the Escrow Agent shall not be bound by any notice of a claim, or demand with respect thereto, or any waiver, modification, amendment, termination, cancellation, or revision of this Agreement, unless it is in writing and signed by the Buyer and the Representative, and received by the Escrow Agent, and, if the Escrow Agent's duties as Escrow Agent hereunder are affected, unless the Escrow Agent shall have given its prior written consent thereto.

      8.2 The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written instructions or notices furnished to it hereunder and believed by it to be genuine and to have been signed and presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity or accuracy of any such document. The Escrow Agent shall be under no duty to solicit any funds that may be deliverable to it under the terms of this Agreement. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing jointly by the Buyer and the Representative or by a Final Order.

      8.3 The Escrow Agent will not be liable for any action taken or omitted by it in good faith and believed by it to be authorized or within the rights and powers conferred upon it by this Agreement (other than actions or inactions in bad faith or for its gross negligence or willful misconduct), and may consult with outside counsel of its own choice and will be fully protected for any action taken by it hereunder in good faith and in accordance with the written opinion of such counsel.

      8.4 Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all the escrow business of such Escrow Agent's corporate trust line of business may be transferred, shall be the Escrow Agent under this Agreement without further act upon at least 60 days' prior written notice to the Buyer and the Representative; provided that Buyer shall have the right within 30 days after receiving any such notice to appoint a different escrow agent, subject to the consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

      8.5 The Escrow Agent may resign by giving written notice of such resignation to the Buyer and the Representative specifying a date (not less than 30 days after the giving of such notice) when such resignation shall take effect; provided, however, that such resignation shall not become effective until a successor escrow agent shall have been appointed and shall have accepted such appointment in writing and all consideration held in escrow pursuant to this Agreement has been transferred to such successor escrow agent. Promptly after such notice, the Buyer and the Representative will, by mutual agreement, appoint a successor escrow agent, such successor escrow agent to hold the consideration theretofore deposited with such Escrow Agent upon the resignation date specified in such notice. If a successor escrow agent is not appointed within 30 days after written notice of resignation by the Escrow Agent is received by the Buyer and the Representative, such Escrow Agent shall have the right to petition any court of competent jurisdiction for the appointment of a successor escrow agent.

      8.6 The Buyer and the Representative may by mutual agreement at any time substitute a new escrow agent(s) by giving 15 days' notice thereof to the Escrow Agent then acting. The Escrow Agent shall continue to serve until its successor accepts the escrow and receives delivery of all consideration held in escrow pursuant to this Agreement.

      8.7 The Buyer, on the one hand, and the Company Stockholders, on the other hand, shall each (i) pay to the Escrow Agent 50% its service fees as stated in Exhibit B attached hereto, and (ii) reimburse the Escrow Agent upon request for 50% of all reasonable expenses, disbursements and advances, including (1) overnight delivery service charges and (2) reasonable attorneys' fees, incurred or made by it in connection with carrying out its duties hereunder. The Escrow Agent shall invoice each of the Buyer and the Representative (with respect to obligations of the Company Stockholders) separately in accordance with the provisions of this Section 8.7. The Escrow Agent shall not be required to release any Escrow Shares hereunder to the Representative or the Exchange Agent for distribution to the Company Stockholders if, at the time such Escrow Shares are to be released in accordance with this Agreement, there are any outstanding fees and expenses attributable to the Company Stockholders payable to the Escrow Agent pursuant to the terms of this Agreement. Upon payment of all such outstanding fees and expenses attributable to the Company Stockholders, the Escrow Agent shall promptly release such Escrow Shares in accordance with this Agreement.

      8.8 The Buyer and the Company Stockholders, jointly and severally, each agree to indemnify the Escrow Agent and its respective shareholders, directors, officers, agents and employees for, and to hold them harmless as to any liability, claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, incurred by it by reason of, or relating to, it having accepted such appointment or in carrying out the terms and its duties hereof, other than as incurred by reason of such Escrow Agent's gross negligence, bad faith or willful misconduct.

      8.9 The Escrow Agent shall not be responsible for any of the agreements referred to or described herein (including, without limitation, the Merger Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby. The Escrow Agent shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Escrow Agreement. Notwithstanding anything in this Agreement to the contrary, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall not be responsible for delays or failures in performance due to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

      8.10 The Escrow Agent is authorized to comply with and obey all laws, orders, judgments, decrees, and regulations of any governmental authority, court, tribunal, or arbitrator. If the Escrow Agent so complies, it shall not be liable even if such law, order, judgment, decree, or regulation is subsequently reversed, modified, annulled, set aside, vacated, or found to have been entered without jurisdiction.

9. Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder shall be in writing and will be delivered by hand or sent, postage prepaid, by or express mail or reputable overnight courier service, in each case where there is confirmation of delivery, and will be deemed given on the earlier of (a) the date of actual receipt, or (b) five (5) Business Days after being so mailed (two (2) Business Days in the case of overnight courier service). All such notices, requests, claims, demands and other communications will be addressed as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice in accordance with this Section 9:

            (a)   if to the Representative:

                  Wren Holdings, L.L.C.
                  c/o Airlie Group
                  115 East Putnam Avenue
                  Greenwich, CT 06830

                  With a copy to:

                  Satterlee Stephens Burke & Burke LLP
                  230 Park Ave.
                  New York, NY 10169
                  Attn: William M. Jackson, Esq.

            (b)   if to Buyer:

                  Akamai Technologies, Inc.
                  8 Cambridge Center
                  Cambridge, MA 02142
                  Attn:  General Counsel

                  with a copy to:

                  Wilmer Cutler Pickering Hale and Dorr LLP
                  60 State Street
                  Boston, MA 02109
                  Attn:  Hal J. Leibowitz, Esq.

            (c)   If to the Escrow Agent:

                  U.S. Bank National Association
                  Corporate Trust Services
                  225Asylum Street, 23rd Floor
                  Hartford, CT 06103
                  Attn: Art Blakeslee
                  Ref: Akamai Technologies/Nine Systems
                  Tel: (860) 241-6859
                  Fax: (860) 241-6881

      If any notice or document is required to be delivered to the Escrow Agent and any other person, the Escrow Agent may assume without inquiry that each notice or document was received by such person when it is received by the Escrow Agent.

10.   GOVERNING LAW; CONSENT TO JURISDICTION.

      10.1 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Massachusetts State court, or Federal court of the United States of America, sitting within the Commonwealth of Massachusetts, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Massachusetts State court or, to the extent permitted by law, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Massachusetts State or Federal court and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Massachusetts State or Federal court. Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 9. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

      10.2 EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK

            TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.2.

11. Representative. The Principal Stockholders, by their execution of the Merger Agreement, and the Other Company Stockholders (as defined in the Merger Agreement), by the approval of the Merger (as defined in the Merger Agreement) and adoption of the Merger Agreement and/or their acceptance of any Total Merger Consideration, authorized and consented to: (a) the appointment of the Representative (i) to make all decisions relating to the Closing Net Asset Value Adjustment, (ii) to take all action necessary in connection with the defense and/or settlement of any claims for which the Company Stockholders may be required to indemnify the Buyer and/or the Surviving Corporation (as defined in the Merger Agreement) pursuant to the Merger Agreement and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Company Stockholders by the terms of this Agreement; (b) the establishment of this escrow to secure the Company Stockholders' indemnification obligations under Article VI of the Merger Agreement and to satisfy any post-closing adjustment obligations to the Buyer pursuant to Section 1.10 of the Merger Agreement, all in the manner set forth herein; and (c) all of the other terms, conditions and limitations in this Agreement. Any expenses or costs of the Representative hereunder shall be made out of the remaining Escrow Shares (if any) that would otherwise be paid to the Company Stockholders under
      Section 4.6 hereof, with each Company Stockholder being deemed to participate in such expenses, on a pro rata basis, within three (3) Business Days following the Termination Date.

12. Entire Agreement. Except for the provisions of the Merger Agreement referenced herein, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, relating thereto.

13. Amendments. No amendment or modification of the terms of this Agreement shall be binding or effective unless expressed in writing and signed by each party hereto. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14. Warranties. Each party executing this Agreement warrants its authority to execute this Agreement.

15. Further Assurances. If at any time the Escrow Agent shall consider or be advised that any further agreements, assurances or other documents are reasonably necessary or desirable to carry out the provisions hereof and the transactions contemplated hereby, the parties shall execute and deliver any and all such agreements or other documents, and do all things necessary or appropriate to carry out fully the provisions hereof.

16. Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. All signatures of the parties to this Agreement may be transmitted by facsimile and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

17. Captions. The section captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

18. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

19. Dispute Resolution. It is understood and agreed that, should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Shares, or should any claim be made upon the Escrow Agent or the Escrow Shares by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of said Escrow Shares until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Shares.

21. Customer Identification Program. Each of Buyer and the Representative acknowledge receipt of the notice set forth on Exhibit C attached hereto and made part hereof and that information may be requested to verify their identities

      [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                        AKAMAI TECHNOLOGIES, INC.

                                        By:
                                            -----------------------------------
                                            Name:
                                            Title:

                                        REPRESENTATIVE

                                        ---------------------------------------
                                            Name:

                                        U.S. BANK NATIONAL ASSOCIATION

                                        By:
                                            -----------------------------------
                                            Name:
                                            Title:

                     - Signature Page to Escrow Agreement -

                                    EXHIBIT C

                          SHAREHOLDER VOTING AGREEMENT

      THIS SHAREHOLDER VOTING AGREEMENT, dated as of November 17, 2006 (this "Agreement"), among the stockholders listed on Exhibit A hereto (collectively, the "Principal Stockholders" and each individually, a "Principal Stockholder"), Nine Systmes Corporation, a Delaware corporation (the "Company"), and Akamai Technologies, Inc., a Delaware corporation (the "Buyer"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

      WHEREAS, as of the date hereof, the Principal Stockholders collectively own of record and beneficially shares of capital stock of the Company, as set forth on Schedule I hereto (such shares, or any other voting or equity of securities of the Company hereafter acquired by any Principal Stockholder prior to the termination of this Agreement, being referred to herein collectively as the "Shares");

      WHEREAS, concurrently with the execution of this Agreement, Buyer, the Company and the other parties named therein are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, a subsidiary of Buyer will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation of the Merger (the "Surviving Corporation"); and

      WHEREAS, as a condition to the willingness of Buyer to enter into the Merger Agreement, Buyer has required that the Principal Stockholders agree, and, in order to induce Buyer to enter into the Merger Agreement, the Principal Stockholders are willing, to enter into this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

      VOTING OF SHARES.

            Each Principal Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at any meeting of the Company Stockholders, however called, and in any action by written consent of Company Stockholders, such Principal Stockholder agrees to
(i) to vote all Shares that are beneficially owned by such Principal Stockholder in favor of the adoption of the Merger Agreement and the approval of the Merger,
(ii) not to vote any Shares in favor of any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of the Company. Each Principal Stockholder further agrees until the termination of this Agreement to use his, her or its Reasonable Best Efforts to obtain the Requisite Stockholder Approval.

            Each Principal Stockholder hereby irrevocably grants to, and appoints, Buyer, and any individual designated in writing by it, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares in any action by written consent of Company Stockholders or at any meeting of the Company Stockholders called with respect to any of the matters specified in, and in accordance and consistent with, this Section 1. Each Principal Stockholder understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon the Principal Stockholder's execution and delivery of this Agreement. Each Principal Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Principal Stockholder under this Agreement. Except as otherwise provided for herein, each Principal Stockholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

      Transfer of Shares. Each Principal Stockholder covenants and agrees that such Principal Stockholder will not directly or indirectly (i) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares,
(ii) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement,
(iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares or (iv) otherwise commit any act, except as permitted by this Agreement or required by order of a court of competent jurisdiction, that could restrict or otherwise affect his, her or its legal power, authority and right to vote all of the Shares then owned of record or beneficially by him, her or it.

      Representations and Warranties of the Principal Stockholders. Each Principal Stockholder on his, her or its own behalf hereby severally represents and warrants to Buyer with respect to itself and his, her or its ownership of the Shares as follows:

            Ownership of Shares. The Principal Stockholder legally and beneficially owns all of the Shares as set forth on Schedule I hereto and has good and marketable title to such Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Principal Stockholder owns no Common Shares other than the Shares as set forth on Schedule I hereto. The Principal Stockholder has sole voting power, without restrictions, with respect to all of the Shares.

            Power, Binding Agreement. The Principal Stockholder has the legal capacity and all requisite power and authority to enter into and perform all of its obligations, under this Agreement. This Agreement has been duly and validly executed and delivered by the Principal Stockholder and constitutes a valid and binding obligation of the Principal Stockholder, enforceable against the Principal Stockholder in accordance with its terms.

            No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Principal Stockholder, the Shares or any of the Principal Stockholder's properties or assets. Except as expressly contemplated hereby, the Principal Stockholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, stockholders' agreement, partnership agreement or voting trust. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Principal Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Principal Stockholder of the transactions contemplated hereby.

      EXCLUSIVITY.

            During the Pre-Closing Period, each of the Principal Stockholders agrees (and the Principal Stockholders shall require each of their officers, directors, employees, representatives and agents) not to directly or indirectly,
(i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer or its representatives) concerning any acquisition, equity or debt financing (except as specifically permitted pursuant to Section 4.4(c) of the Merger Agreement), joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, (ii) furnish any information concerning the business, properties or assets of the Company or the Company Shares to any party (other than the Buyer or its representatives) or
(iii) engage in negotiations or enter into any agreement with any party (other than the Buyer or its representatives) concerning any such transaction.

            Each Principal Stockholder shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Principal Stockholders are terminating such discussions or negotiations. If any Principal Stockholder receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Principal Stockholder shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

      Termination. This Agreement shall terminate upon the earlier to occur of
(i) the Effective Time or (ii) any termination of the Merger Agreement in accordance with the terms thereof; provided that no such termination shall relieve any party of liability for a breach hereof prior to termination, and such termination will not affect any rights hereunder which by their terms do not terminate or expire prior to or at such termination.

      Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without posting any bond or other undertaking.

      Fiduciary Duties. Each Principal Stockholder is signing this Agreement solely in such Principal Stockholder's capacity as an owner of his, her or its respective Shares, and nothing herein shall prohibit, prevent or preclude such Principal Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

      Consent and Waiver. Each Principal Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which such Principal Stockholder is a party or pursuant to any rights such Principal Stockholder may have in its capacity as a Company Stockholder.

      MISCELLANEOUS.

            Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

            Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

To a Principal Stockholder:


To the address set forth on the respective signature page of this Agreement.

To the Buyer or the Transitory Subsidiary:                   with a copy to:

Akamai Technologies, Inc.                                    Wilmer Cutler Pickering Hale and Dorr LLP
8 Cambridge Center                                           60 State Street
Cambridge, MA 02142                                          Boston, MA  02109
Attn:  General Counsel                                       Attn: Susan W. Murley
Telecopy:  (617) 444-3695                                    Telecopy:  (617) 526-5000
Telephone:   (617) 444-3000                                  Telephone:  (617) 526-6000

To the Company:                                              with a copy to:

Nine Systems Corporation                                     Satterlee Stephens Burke & Burke LLP
10509 Vista Sorrento Parkway                                 230 Park Ave.
Suite 200                                                    New York, NY 10169
San Diego, CA 92121                                          Attn: William M. Jackson, Esq.
Attn: Troy Snyder                                            Telecopy:   (212) 818-9606
Telecopy: (858) 453-0393                                     Telephone:   (212) 818-9200
Telephone: (858) 332-3903

            No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

            Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer may assign this Agreement to any direct or indirect wholly owned subsidiary of the Buyer without the consent of the Company or the Principal Stockholder, provided that the Buyer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

            Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

            Submission to Jurisdiction. Each of the parties to this Agreement
(i) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10(e). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

            WAIVER OF JURY TRIAL. EACH OF THE BUYER, THE COMPANY AND EACH PRINCIPAL STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE COMPANY OR EACH PRINCIPAL STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

                           [Signature Page to follow]

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

                                       NINE SYSTEMS CORPORATION

                                       By:
                                          --------------------------------------

                                       Name:
                                            ------------------------------------

                                       Title:
                                             -----------------------------------

                                       AKAMAI TECHNOLOGIES, INC.:

                                       By:
                                          --------------------------------------

                                       Name:
                                            ------------------------------------

                                       Title:
                                             -----------------------------------

                                       JAVVA PARTNERS LLC

                                       By:
                                          -----------------------------------
                                          Name:  Howard Katz
                                          Title: Managing Member

                                       WREN HOLDINGS, L.L.C.

                                       By:
                                          -----------------------------------
                                          Name:  Dort A. Cameron III
                                          Title: Managing Member

                                       CATALYST INVESTORS, L.P.

                                       By:  Catalyst Investors Partners, L.P.,
                                            Its General Partner

                                       By:  Catalyst Investors Partners, L.L.C.,
                                            Its General Partner

                                       By:
                                          -----------------------------------
                                          Name:
                                          Title:

                                       JANNEY MONTGOMERY & SCOTT, INC.,
                                       AS CUSTODIAN UNDER IRA FOR THE
                                       BENEFIT OF ANDREW T. DWYER


                                       By:
                                          -----------------------------------
                                          Name:
                                          Title:

                                       JANNEY MONTGOMERY & SCOTT, INC.,
                                       AS CUSTODIAN UNDER SEP FOR THE
                                       BENEFIT OF ANDREW T. DWYER

                                       By:
                                          -----------------------------------
                                          Name:
                                          Title:

                                    EXHIBIT A

                             PRINCIPAL STOCKHOLDERS

JAVVA PARTNERS LLC

WREN HOLDINGS, L.L.C.

CATALYST INVESTORS, L.P.

JANNEY MONTGOMERY & SCOTT, INC., AS CUSTODIAN UNDER IRA FOR THE BENEFIT OF ANDREW T. DWYER

JANNEY MONTGOMERY & SCOTT, INC., AS CUSTODIAN UNDER SEP FOR THE BENEFIT OF ANDREW T. DWYER

                                    EXHIBIT D

Nine Systems Corporation
10509 Vista Sorrento Parkway
Suite 200
San Diego, CA 92121

Re: Agreement and Plan of Merger

Ladies and Gentlemen:

      This opinion is being furnished pursuant to Section 5.2(g) of the Agreement and Plan of Merger dated as of November 17, 2006 (the "Agreement") among Akamai Technologies, Inc., a Delaware corporation (the "Buyer"), Nantucket Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), Nine Systems Corporation, a Delaware corporation, Wren Holdings LLC, a Delaware limited liability company, Javva Partners LLC, a Delaware limited liability company and Catalyst Investors, L.P., a Delaware limited partnership, Cameron Family Partnership, L.P., Janney Montgomery & Scott, Inc., as custodian under SEP fbo Andrew T. Dwyer and Janney Montgomery & Scott, Inc., as custodian under IRA fbo Andrew T. Dwyer. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

      We have acted as counsel to the Buyer and the Transitory Subsidiary in connection with the preparation, execution and delivery of the Agreement. As such counsel, we have examined and are familiar with and have relied upon the following documents:

      1.    the Agreement and the Escrow Agreement;

      2. the Certificate of Incorporation and the By-laws of the Buyer and of the Transitory Subsidiary, each as amended or restated to date;

      3. a certificate, dated as of ____________,200_, of the Secretary of State of the State of Delaware, certifying as to the continued legal existence and corporate good standing of the Buyer in Delaware (the "Buyer Domestic Certificate");

      4. a certificate, dated as of ________ __, 200_, of the Secretary of State of the State of Delaware, certifying as to the continued legal existence and corporate good standing of the Transitory Subsidiary in Delaware (the "Transitory Subsidiary Domestic Certificate");

      5. an Officer's Certificate from the Buyer, dated as of the date hereof, attesting to the Buyer's Certificate of Incorporation and By-laws, certain resolutions adopted by the Board of Directors of the Buyer, the incumbency of certain officers of the Buyer and certain other matters; and

      6. an Officer's Certificate from the Transitory Subsidiary, dated as of the date hereof, attesting to the Transitory Subsidiary's Certificate of Incorporation and By-laws, certain resolutions adopted by the Board of Directors and stockholder of the Transitory Subsidiary, the incumbency of certain officers of the Transitory Subsidiary and certain other matters.

      In our examination of the documents described above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the completeness of all corporate and stock records provided to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents.

      In rendering this opinion, we have relied, as to all questions of fact material to this opinion, upon certificates of public officials and officers of the Buyer and the Transitory Subsidiary and, with your permission, upon the representations and warranties made by the Company, the Buyer and the Transitory Subsidiary in the Agreement. We have not attempted to verify independently such facts. We have not conducted a search of any electronic databases or the dockets of any court, administrative or regulatory body, agency or other filing office in any jurisdiction.

      For purposes of this opinion, we have assumed that the Agreement and the Escrow Agreement have been duly authorized, executed and delivered by all parties thereto other than the Buyer and the Transitory Subsidiary, and that such other parties have all requisite power and authority to effect the transactions contemplated by the Agreement and the Escrow Agreement. We have also assumed that the Agreement and the Escrow Agreement are the valid and binding obligations of all parties thereto other than the Buyer and the Transitory Subsidiary and are enforceable against such other parties in accordance with their respective terms. We do not render any opinion as to the application of any federal or state law or regulation to the power, authority or competence of such other parties.

      Our opinions set forth below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the rights of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing, and (iv) general equitable principles. We express no opinion as to the availability of any equitable or specific remedy upon any breach of any of the agreements as to which we are opining herein, or any of the agreements, documents or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any such defenses may be subject to the discretion of a court.

      We also express no opinion herein as to any provision of any agreement (a) which may be deemed to or construed to waive any right of the Buyer or the Transitory Subsidiary, (b) to the effect that rights and remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies, (c) relating to the effect of invalidity or unenforceability of any provision of the Agreement on the validity or enforceability of any other provision thereof, (d) requiring the payment of penalties, consequential damages or liquidated damages, (e) which is in violation of public policy, including, without limitation, any provision relating to non-competition and non-solicitation or relating to indemnification and contribution with respect to securities law matters, (f) purporting to indemnify any person against his, her or its own negligence or intentional misconduct, (g) which provides that the terms of the Agreement may not be waived or modified except in writing or (h) relating to choice of law or consent to jurisdiction. We are expressing no opinion herein as to the consequences of the Merger under applicable state, local or federal income tax laws and regulations. We are expressing no opinion herein with respect to compliance by the Buyer with state or federal antitrust or unfair competition laws, state or federal securities or "blue sky" laws, state or federal securities antifraud laws.

      Our opinions expressed in paragraph 1 below, insofar as they relate to the valid existence, due qualification and good standing of the Buyer and the Transitory Subsidiary, are based solely on the Buyer Domestic Certificate and the Transitory Subsidiary Domestic Certificate and are limited accordingly, and, as to such matters, our opinions are rendered as of the date of such certificates. We express no opinion as to the tax good standing of the Buyer or the Transitory Subsidiary in any jurisdiction.

      We are opining herein solely as to the state laws of the Commonwealth of Massachusetts, the Delaware General Corporation Law statute and the federal laws of the United States of America. To the extent that any other laws govern any of the matters as to which we are opining below, we have assumed, with your permission and without independent investigation, that such laws are identical to the state laws of the Commonwealth of Massachusetts, and we express no opinion as to whether such assumption is reasonable or correct. We note that the Agreement is governed by Delaware law.

      For purposes of our opinions rendered below, we have assumed that the facts and law governing the future performance by the Buyer and the Transitory Subsidiary of their obligations under the Agreement will be identical to the facts and law governing their performance on the date of this opinion.

      Based on and subject to the foregoing, we are of the opinion that:

      1. Each of the Buyer and the Transitory Subsidiary is a corporation validly existing and in good standing under the laws of the State of Delaware.

      2. Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to conduct the business in which, to our knowledge, it is currently engaged, to execute and deliver the Agreement (and, in the case of the Buyer, the Escrow Agreement) and to consummate the transactions contemplated thereby.

      3. All of the Merger Shares are duly authorized and, when issued in accordance with the Agreement, will be validly issued, fully paid and non-assessable.

      4. The execution and delivery by the Buyer and the Transitory Subsidiary of the Agreement (and, in the case of the Buyer, the Escrow Agreement) and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate and stockholder action on the part of the Buyer and the Transitory Subsidiary. The Agreement (and, in the case of the Buyer, the Escrow Agreement) have been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitute valid and binding obligations of the Buyer and the Transitory Subsidiary, enforceable against the Buyer and the Transitory Subsidiary in accordance with their respective terms.

      5. Neither the execution and delivery by the Buyer or the Transitory Subsidiary of the Agreement or (in the case of the Buyer) the Escrow Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated thereby: (a) conflicts with or violates any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary, each as amended or restated to date; (b) requires on the part of the Buyer or the Transitory Subsidiary any notice to, or filing with, or permit, authorization, consent or approval of, any U.S. federal or Massachusetts state Governmental Entity which has not been delivered, filed or obtained, except for such filings required to be made under applicable federal and state securities laws, or (c) violates any U.S. federal or Massachusetts state statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any order, writ, injunction or decree specifically naming the Buyer or the Transitory Subsidiary of which we are aware.

      6. Upon the filing by the Surviving Corporation of the Certificate of Merger with the Secretary of State of the State of Delaware, the Merger will be effective under the Delaware General Corporation Law statute.

      This opinion is provided to the Company as a legal opinion only and not as a guaranty or warranty of the matters discussed herein. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

      This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transactions contemplated by the Agreement. This opinion may not be relied upon by the Company for any other purpose, nor may this opinion be provided to, quoted to or relied upon by any other person or entity for any purpose, without our prior written consent.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:
   -----------------------------------------------
   Susan W. Murley, Partner

                                    EXHIBIT E

                                                ____________, 2006

Akamai Technologies, Inc.
8 Cambridge Center
Cambridge, MA 02142

Ladies and Gentlemen:

      We have acted as counsel to Nine Systems Corporation, a Delaware corporation (the "Company"), and the Principal Stockholders (as defined below) in connection with the merger of Nantucket Acquisition Corp., a Delaware corporation (the "Transitory Subsidiary") and a wholly-owned subsidiary of Akamai Technologies, Inc., a Delaware corporation (the "Buyer"), with and into the Company pursuant to that certain Agreement and Plan of Merger dated as of________, 2006 (the "Merger Agreement") by and among the Buyer, the Transitory Subsidiary, the Company, and Wren Holdings LLC, a Delaware limited liability company, Javva Partners LLC, a Delaware limited liability company, and Catalyst Investors, L.P., a [Delaware limited partnership](each, a "Principal Stockholder" and together, the "Principal Stockholders"). This opinion is furnished to you pursuant to Section 5.1(k) of the Merger Agreement. Unless otherwise defined herein, the capitalized terms used herein have the meanings given to them in the Merger Agreement.

      In rendering the opinions herein, we have examined such questions of law as we have deemed advisable under the circumstances. As to questions of fact, we have relied solely upon our examination of the following documents (collectively, the "Examined Documents"):

      (i)   the Merger Agreement;

      (ii)  the Escrow Agreement;

      (iii) the Shareholder Voting Agreement;

      (iv)  the Investment Representation Letter;

      (v) the Certificate of Incorporation of the Company, as amended to date (the "Certificate of Incorporation"), the Bylaws of the Company, as amended to date (the "By-Laws"), and certain resolutions of the Board of Directors and stockholders of the Company;

      (vi) the corporate and stock records of the Company as furnished to us by the Company (the "Stock Records");

      (vii) the Officer's Certificate signed by the President of the Company dated ______, 2006, a copy of which is attached hereto (the "Officer's Certificate");

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

      (viii) Certificate from the Secretary of State of the State of Delaware, dated ________, 2006, as to the good standing of the Company in the State of Delaware ("Certificate of Good Standing");

      (ix) Certificates from the Secretary of State of the States of ___________, ____________ and ___________, each dated ________,
            2006, as to the foreign qualification of the Company in ___________, ____________ and ___________ ("Foreign Qualification Certificates"); and

      (x) other certificates furnished to us by officers of the Company and public officials; and such other documents and certificates deemed necessary by us in order to deliver the within opinions.

      We have not examined any document other than the Examined Documents, or made any other independent investigation, as it relates to any questions of fact in this opinion. In our examination of the Examined Documents, we have assumed the accuracy and completeness, as to factual matters, of (a) the information obtained from public officials included in the Examined Documents, (b) the representations and warranties of the Company in the Merger Agreement, and (c) the representations and warranties made by officers and employees of the Company to us, including without limitation, those set forth in the Officer's Certificate. We have also assumed, as to factual matters, that all the representations and warranties made by the Buyer, the Transitory Subsidiary, the Company, the Representative and the Company Stockholders in, or pursuant to, the documents included in items (i) through (iv) above (the "Transaction Documents") to which the Buyer, the Transitory Subsidiary, the Company, the Representative, any Company Stockholder is a party, are true and complete in all material respects. We have made no attempt to verify the accuracy of any of such information, representations or warranties or to determine the existence or non-existence of any other factual matters other than those described above.

      In our examination of the Examined Documents, we have relied upon and assumed (a) the genuineness of all signatures on original documents, (b) the authenticity and completeness of all documents submitted to us as originals, (c) the conformity to originals of all documents submitted to us as photostatic, facsimile or portable document format ("pdf") copies, (d) the legal competence or capacity of all persons or entities executing the same (other than the Company with respect to the Company's competence or capacity to enter into and perform the Transaction Documents), and (f) the due authorization, execution and delivery of all of the Transaction Documents by all parties thereto other than the Company and the Principal Stockholders.

      For the purposes of this opinion, we have assumed that: (a) each party to each of the Transaction Documents, other than the Company and the Principal Stockholders, has all requisite power and authority, and has taken any and all corporate or other action necessary, for the due authorization by such party to execute and deliver the Transaction Documents and to perform their respective obligations thereunder; and (b) the Transaction Documents are duly enforceable in accordance with their respective terms against, and constitute the valid and binding obligations of, each party thereto other than the Company and the Principal Stockholders.

      As used in this opinion, the phrases "our actual knowledge," "to our knowledge," "we are not aware," "known to us" or words of similar import refer only to the actual knowledge of the attorneys currently in this firm who have rendered legal services to the Company or the Principal Stockholders or otherwise rendered attention to the transactions contemplated by the Merger Agreement. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company or any of the Principal Stockholders.

      In rendering the opinion expressed in paragraph 1 below, regarding the good standing and valid existence of the Company, we have relied solely on the certification of the Company's good standing set forth in the Certificate of Good Standing. In rendering the opinion expressed in paragraph 1 below, regarding the due qualification of the Company, we have relied solely on the certification of the Company's due qualification set forth in the Foreign Qualification Certificates.

      In rendering the opinions set forth in paragraph 4 below relating to the number of Company Shares issued and outstanding [?] as of the date hereof, we have relied on (a) the Certificate of Incorporation of the Company, as amended,
(b) the Bylaws of the Company, as amended, (c) the minutes of meetings and written consents of the incorporator(s), Board of Directors and stockholders of the Company furnished to us, and (d) the Stock Records.

      As to the enforceability of the Merger Agreement and to the lack of conflicts with the contracts listed in Section 2.15(a) of the Disclosure Schedule as described in paragraph 6(c) below or to the violation of any order, writ, injunction, decree, statute, rule or regulation as set forth in paragraph 6(d) below, this opinion is qualified by, and we render no opinion with respect to, the effect of the following:

      (a) bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or common law regarding fraudulent conveyances, preferential transfers and equitable subordination;

      (b) general principles of equity, including but not limited to judicial decisions holding that certain provisions are unenforceable when their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable or involve undue delay;

      (c) any provision of any Transaction Document purporting to (i) exclude conflict of law principles under any law or (ii) select certain courts as the venue, or establish a particular jurisdiction as the forum, for the adjudication of any controversy;

      (d) the tax or accounting consequences of the Merger and of any transaction contemplated in connection therewith under applicable tax laws and regulations and under applicable accounting rules, regulations, releases, statements, interpretations or technical bulletins;

      ' (e) applicable antifraud statutes, rules or regulations of United States federal or applicable state laws concerning the issuance or sale of securities, including, without limitation, the accuracy and completeness of the information provided by the Company to the Company Stockholders in connection with the offer and sale of the Merger Shares;

      (f) any provision of any Agreement purporting to waive rights to trial by jury, service of process or objections to the laying of venue or forum in connection with any litigation arising out of or pertaining to any Transaction Document;

      (g) limitations under the federal securities laws or public policy limitations on the right to indemnification or on the enforceability of the indemnification provisions of Article VIII of the Merger Agreement; and

      For the purposes of this opinion, we have assumed that the Board of Directors of the Company has complied with its fiduciary duties in connection with the transactions contemplated by the Merger Agreement.

      With respect to the statements made in paragraph 7 below, we advise you that have not conducted the search of any docket of any court, tribunal, agency or similar authority or any other record of any governmental agency or third party.

      We are admitted to practice law in the State of New York, and we express no opinion herein with respect to the application or effect of the laws of any jurisdiction other than the existing laws of the State of New York, the existing Delaware General Corporation Law (as set forth in standard statutory compilations and without reference to case law or secondary sources) and the existing federal laws of the United States of America. With respect to the Merger Agreement, we express no opinion as to whether the laws of any jurisdiction other than those identified above are applicable to the subject matter thereof, regardless of any choice of law provision that names another jurisdiction's law as the governing law. Our opinions assume, with your permission and without expression of any opinion thereon, that the internal laws of the State of New York as applied to contracts made between New York residents present in New York when such a contract was entered into (without regard to laws regarding choice of law or conflict of laws) exclusively apply to and govern the Merger Agreement, regardless of the respective choice of law provisions thereof. We disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body other than the State of New York.

      To the extent that any of the Material Contracts (as defined in paragraph 6 below) are governed by the laws of any jurisdiction other than the State of New York, the United States federal law or the Delaware General Corporation Law, we have assumed, with your permission and without independent investigation, that such laws are identical to the state laws of the State of New York, and we express no opinion as to whether such assumption is reasonable or correct.

      Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions contained or referred to herein, it is our opinion that:

      1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to transact business and in good standing in each of the states of _________ and ______.

      2. The Company has the requisite corporate power and corporate authority to conduct the business in which, to our knowledge, it is currently engaged, to execute and deliver the Agreement and to perform its obligations thereunder.

      3. Each of the Principal Stockholders has the requisite power and authority to execute and deliver the Agreement and to perform its obligations thereunder.

      4. The authorized capital stock of the Company as reflected in the Stock Records consists of (i) ________ Common Shares, of which, as of the date hereof, _______ shares were issued and outstanding and _________________ shares were held in the treasury of the Company, and (ii) ______ Preferred Shares, of which
(A) ______ shares have been designated as Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock"), of which, as of the date hereof, ______ shares were issued and outstanding, (B) ______ shares have been designated as Series B-1 Cumulative Convertible Preferred Stock("Series B-1 Preferred Stock"), of which, as of the date hereof, _____ shares were issued and outstanding, and (C) ______ shares have been designated as Series B-2 Cumulative Convertible Preferred Stock("Series B-2 Preferred Stock"), of which, as of the date of this Agreement, _____ shares were issued and outstanding. All of the issued and outstanding shares of capital stock of the Company as reflected in the Stock Records are duly authorized, validly issued, fully paid, nonassessable, are held of record by the Company Stockholders, as set forth in
Section 2.2(b) of the Disclosure Schedule, and are free of all preemptive rights contained in the Company's Certificate of Incorporation or By-Laws or otherwise imposed by law or any of the Agreements listed in the Disclosure Schedule. Except as set forth in Section 2.2(c) or 2.2(d) of the Disclosure Schedule, to our knowledge, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. All of the issued and outstanding shares of Series A Preferred Stock and Series B-1 Preferred Stock were issued in compliance with the registration requirements (or valid exemptions therefrom) under the Securities Act of 1933.

      5. The execution and delivery by the Company and the Principal Stockholders of the Agreement and the consummation by the Company and each of the Principal Stockholders of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate, stockholder and other action on the part of the Company and each of the Principal Stockholders. The Agreement has been duly and validly executed and delivered by the Company and each of the Principal Stockholders and constitutes a valid and binding obligation of the Company and each of the Principal Stockholders, enforceable against the Company and each of the Principal Stockholders in accordance with its terms.

      6. Neither the execution and delivery by the Company and the Principal Stockholders of the Agreement, nor the consummation by the Company and each of the Principal Stockholders of the transactions contemplated thereby: (a) conflicts with or violates any provision of the Certificate of Incorporation or By-laws of the Company, each as amended or restated to date; (b) requires on the part of the Company or the Principal Stockholders any notice to, or filing with, or permit, authorization, consent or approval of, any United States federal or New York state Governmental Entity which has not been delivered, filed or obtained, (c) conflicts with, results in a breach of, constitutes (with or without due notice or lapse of time or both) a default under, results in the acceleration of its obligations under, creates in any party the right to accelerate, terminate, modify or cancel or requires any notice, consent or waiver (which has not been obtained, made or waived) under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of its assets is subject and which is listed in Section 2.15(a) of the Disclosure Schedule (the "Material Contracts"), or (d) violates any statute, rule or regulation applicable to the Company or any of its properties or assets, or to the Principal Stockholders, or any order, writ, injunction or decree known to us specifically naming the Company, or any of its properties or assets, or any of the Principal Stockholders.

      7. To our knowledge, except as set forth in Section 2.19 of the Disclosure Schedule, there is no Legal Proceeding which is pending or has been threatened in writing against the Company.

      8. All authorizations, consents and approvals of all U.S. federal and Delaware and California state governmental agencies and authorities required to be obtained by the Company and the Principal Stockholders to permit the consummation of the transactions contemplated by the Agreement have been obtained.

      9. Upon the filing by the Surviving Corporation of the Certificate of Merger with the Secretary of State of the State of Delaware, the Merger will be effective under the Delaware General Corporation Law statute.

      This opinion shall not be construed as a guarantee or warranty that a court considering the matters discussed herein would not rule in a manner contrary to the opinions expressed above. No opinion is expressed as to the effect of any future acts or omissions of the parties or changes in existing law. We undertake no responsibility and disclaim any obligation to advise you or any other person of any change after the date hereof in the law or the facts presently in effect.

      This opinion has been prepared solely for your use in connection with the closing of the Merger, and may not be relied upon, referred to, or filed with or furnished to any Governmental Entity or other person, without our prior written consent.

                               Very truly yours,